As filed with the Securities and Exchange Commission on February 11, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROSONIC ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	1389	98-0585718
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Suite 300, 714 – 1st Street SE

Calgary, Alberta, Canada T2G 2G8

(403) 708-7869

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Art Agolli

Chief Executive Officer

Petrosonic Energy, Inc.

Suite 300, 714 - 1st Street SE

Calgary, Alberta, Canada T2G 2G8

(403) 708-7869

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq.

Richardson & Patel LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, New York 10174

(212) 561-5559

From time-to-time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value	12,210,000	$0.61	$7,448,100	$1,015.92

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices for the registrant’s common stock as reported on the OTCQB on February 7, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2013

PRELIMINARY PROSPECTUS

12,210,000 Shares of Common Stock

PETROSONIC ENERGY, INC.

This prospectus covers the resale by the selling stockholders named on page 39 of up to 12,210,000 shares of our common stock, $0.001 par value.

These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. The selling stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus. We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders. Our common stock is more fully described in the section of this prospectus titled “Description of Securities.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering may be the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, negotiated prices or prices determined, from time to time, by the selling stockholders. See the section of this prospectus titled “Plan of Distribution.”

Our common stock is currently quoted on the OTCQB under the symbol “PSON”. On February 8, 2013, the closing price of our common stock was $0.57 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________, 2013.

Unless otherwise stated or the context otherwise requires, the terms “Petrosonic,” “we,” “us,” “our” and the “Company” refer to Petrosonic Energy, Inc. and its subsidiary.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” contains forward-looking statements. We have based these statements on our beliefs and assumptions, based on information currently available to us. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations, our total market opportunity and our business plans and objectives.

Forward-looking statements are not guarantees of performance. Our future results and requirements may differ materially from those described in the forward-looking statements. Many of the factors that will determine these results and requirements are beyond our control. In addition to the risks and uncertainties discussed in this prospectus, investors should consider the following:

•	our ability to successfully implement our business strategy,

•	the impact of competition and changes to the competitive environment on our products and services, and

•	other factors detailed from time to time in our filings with the Securities and Exchange Commission.

These forward-looking statements speak only as of the date of this prospectus. We do not intend to update or revise any forward-looking statements to reflect changes in our business anticipated results of our operations, strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our consolidated financial statements and the related notes. You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

Unless the context otherwise requires, when we use the words “Petrosonic,” “the Company,” “we,” “us” or “our Company” in this prospectus, we are referring to Petrosonic Energy, Inc., a Nevada corporation, and all of its subsidiaries.

OUR COMPANY

We intend to develop and deliver innovative technologies to the energy sector for use in the production of petroleum products. Currently, our primary focus is to provide technologies that upgrade heavy oil economically and in an environmentally friendly manner. Our patented Sonoprocess ™ uses cleantech sonic energy to de-asphalt heavy oil in much smaller scale operations and at lower capital costs than conventional upgraders and without the use of water or release of emissions into the atmosphere.

THE OFFERING

We are registering shares of our common stock for sale by the selling stockholders identified in the section of this prospectus titled “Selling Stockholders.” The shares included in the table identifying the selling stockholders consist of 12,210,000 shares of our common stock issued pursuant to subscription agreements entered into on January 16, 2013.

The shares of common stock issued and outstanding prior to this offering consist of 65,329,000 shares of common stock. This number does not include:

•	warrants to purchase 340,000 shares of our common stock at an exercise price of $.50 per share, exercisable until July 27, 2013;

•	warrants to purchase an aggregate of 275,000 shares of our common stock at an exercise price of $.50, exercisable until January 16, 2015;

•	2,679,988 shares of common stock that may be issued if holders of convertible debentures with a total principal amount of $115,000 plus CDN$500,000, issued by us between March 23, 2012 and July 27, 2012, are converted by the holders; and

•	1,270,000 shares of common stock that we plan to issue to three consultants who have agreed to accept our common stock in payment for their services.

Information regarding our common stock is included in the section of this prospectus titled “Description of Securities.”

The shares of common stock offered under this prospectus may be sold by the selling stockholders in the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling stockholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus titled “Selling Stockholders” and “Plan of Distribution.” We will not receive any of the proceeds from those sales. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders.

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CORPORATE INFORMATION

Our principal executive offices are located at Suite 300, 714 - 1st Street SE, Calgary, Alberta, Canada T2G 2G8. Our telephone number is (403) 708-7869. Our corporate website is www.petrosonic.net. Information included on our website is not part of this prospectus.

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RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase our common stock. The risks and uncertainties described below are those that we currently believe may materially affect our Company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to our Business

We have incurred losses in prior periods and may incur losses in the future.

We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise.  There can be no assurance that future operations will be profitable.  We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our future is dependent upon our ability to obtain financing.  If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future.  We will require additional financing

•	in order to proceed beyond the establishment of our own stand-alone facilities, including the processing facility in Albania;

•	to pay the fees and expenses necessary to operate as a public company;

•	if the costs of the development and operation of our existing technologies are greater than we have anticipated; and

•	to sustain our business operations if we are not successful in earning revenues.

When additional financing is required, we may not be able to obtain it on commercially reasonable terms or terms that are acceptable to us.  Our future is dependent upon our ability to obtain financing.  If we do not obtain such financing, our business could fail and investors could lose their entire investment.

Because we may never earn revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We have no history of revenues from operations.  We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably.  Our Company has a limited operating history.  If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our Company.

Prior to completion of the oil processing facility in Albania, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from our processing facilities in the future, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability.  If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our Company.

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We may not be fully indemnified against financial losses in all circumstances where damage to or loss of property, personal injury, death or environmental harm occur.

As is customary in our industry, our contracts will typically provide that our customers indemnify us for claims arising from the injury or death of their employees, the loss or damage of their equipment, damage to the reservoir and pollution emanating from the customer’s equipment or from the reservoir (including uncontained oil flow from a reservoir). Conversely, we will typically indemnify our customers for claims arising from the injury or death of our employees, the loss or damage of our equipment, or pollution emanating from our equipment. Our contracts will typically provide that our customer will indemnify us for claims arising from catastrophic events, such as a well blowout, fire or explosion.

Our indemnification arrangements may not protect us in every case. For example, from time to time we may enter into contracts with less favorable indemnities or perform work without a contract that protects us; our indemnity arrangements may be held unenforceable in some courts and jurisdictions; or we may be subject to other claims brought by third parties or government agencies. Furthermore, the parties from which we seek indemnity may not be solvent, may become bankrupt, may lack resources or insurance to honor their indemnities, or may not otherwise be able to satisfy their indemnity obligations to us. The lack of enforceable indemnification could expose us to significant potential losses.

Further, our assets generally are not insured against loss from political violence such as war, terrorism or civil commotion. If any of our assets are damaged or destroyed as a result of an uninsured cause, we could recognize a loss of those assets.

Our operations may be subject to environmental and other laws and regulations that may expose us to significant liabilities and could reduce our business opportunities.

We expect to be subject to various environmental laws and regulations in the countries in which we operate. The government of Albania requires us to obtain an environmental permit for our facility and a fire safety permit. We prepared all the necessary paperwork and applied for the environmental permit, but it has not been issued yet. Since our operations do not require any use of water, extensive energy or generate any emissions we do not believe that we will be subject to the more complicated and lengthy environmental permit requirements typical for refineries or upgraders. We plan to install all necessary equipment required for anti-fire measures and regulations in the country. If we fail to comply with the environmental laws to which we are subject, we may incur significant liabilities and our business opportunities could be reduced.

We are subject to significant foreign exchange and currency risks that could adversely affect our operations and our ability to reinvest earnings from operations, as well as mitigate our foreign exchange risk through hedging transactions, may be limited.

Since we currently conduct a significant portion our operations outside the United State of America, our business is subject to foreign currency risks, including currency exchange rates fluctuations and difficulties in converting local currencies into U.S. dollars. The exchange rates between the Albanian Lek, the Canadian dollar, the Euro and the U.S. dollar and other foreign currencies is affected by, among other things, changes in local political and economic conditions. Such currency fluctuations may materially affect the Company’s financial position and results of operations and a material change in currency rates in our markets could affect our future results as well as affect the carrying values of our assets.

We generally attempt to denominate our contracts in U.S. dollars or in the currencies of our costs. However, we may enter into contracts that subject us to currency risk exposure, primarily when our contract revenue is denominated in a currency different than the contract costs. We anticipate that a significant portion of our consolidated revenue and consolidated operating expenses will be in foreign currencies. As a result, we will be subject to significant foreign currency risks, including risks resulting from changes in foreign exchange rates and limitations on our ability to reinvest earnings from operations in one country to fund the financing requirements of our operations in other countries.

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Customer credit risks could result in losses.

The concentration of our future customers in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. Those countries that rely heavily upon income from hydrocarbon exports would be hit particularly hard by a drop in oil prices. Further, laws in some jurisdictions in which we may operate could make collection difficult or time consuming. We will perform ongoing credit evaluations of our customers and generally do not plan to require collateral in support of our trade receivables. While we may maintain reserves for potential credit losses, we cannot assure such reserves will be sufficient to meet write-offs of uncollectible receivables or that our losses from such receivables will be consistent with our expectations.

Global political, economic and market conditions could affect projected results.

Our operating results are based on our current assumptions about oil supply and demand, oil prices, rig count and other market trends. Our assumptions on these matters are in turn based on currently available information, which is subject to change. The oil industry is extremely volatile and subject to change based on political and economic factors outside our control. A weakened global economic climate generally results in lower demand and lower prices for oil, which reduces drilling, processing and production activity, which in turn results in lower revenues and income for us. Worldwide drilling activity and global demand for oil may also be affected by changes in governmental policies and sovereign debt, laws and regulations related to environmental or energy security matters, including those addressing alternative energy sources and the risks of global climate change. Worldwide economic conditions, and the related demand for oil, may in future periods be significantly weaker than we have assumed.

We may not be able to generate expected revenues from contracts.

Our potential customers, some of whom may be national oil companies, often have significant bargaining leverage over us and may elect to cancel or revoke contracts, not renew contracts, modify the scope of contracts or delay contracts, in some cases preventing us from realizing expected revenues and/or profits.

Increases in the prices and availability of our raw materials could affect our results of operations.

We use significant amounts of raw materials (including steel and other metals, chemicals, plastics, polymers and energy inputs) for manufacturing our products, facilities and some of our fixed assets. The price of these raw materials has a significant impact on our cost of producing products for sale or constructing fixed assets used in our business. There can be no assurance that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to obtain necessary raw materials or if we are unable to minimize the impact of increased raw material costs or to realize the benefit of cost decreases in a timely fashion through our supply chain initiatives or pricing, our margins and results of operations could be adversely affected.

Our long-term growth depends upon technological innovation and commercialization.

Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to improve our products and services through innovation, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology by leveraging our infrastructure. Our success will depend on our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to the design of enhanced mass transfer energy processes and reactors. We cannot be assured of the successful commercialization of, and above-average growth from, our new products and services, as well as legal protection of our intellectual property rights. Any failure in the commercialization of our technology could adversely affect our business and results of operations.

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If we are unable to enforce our intellectual property rights or if our intellectual property rights become obsolete, our competitive position could be adversely impacted.

We utilize a variety of intellectual property rights in our services. We view our portfolio of process and design technologies as one of our competitive strengths and we use it as part of our efforts to differentiate our service offerings. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented, challenged or infringed upon. In addition, the laws of some foreign countries in which our services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our service offerings could diminish. In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our service offerings and some of our competitors may be able to offer more attractive services to our customers. As a result, our business and financial performance could be materially and adversely affected.

International and political events may adversely affect our operations.

A significant portion of our future revenue is expected to be derived from foreign operations, which exposes us to risks inherent in doing business in each of the countries where we transact business. The occurrence of any of the risks described below could have a material adverse effect on our business operations and financial performance. With respect to any particular country, these risks may include:

•	expropriation and nationalization of our assets in that country;

•	political and economic instability;

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	currency fluctuations, devaluations, and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights;

•	governmental activities that may result in the inability to obtain or retain licenses required for operation; and

•	our inability or failure to obtain commercial insurance to mitigate the costs of certain risks we will take.

Due to the unsettled political conditions in many oil-producing countries, our financial performance is subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions. Our customer’s operations are conducted in areas that have significant amounts of political risk. In addition, military action or continued unrest in the Middle East could impact the supply and price of oil, disrupt our customer’s operations in the region and elsewhere, and increase our costs related to security worldwide.

Economic and political developments in Albania may adversely affect our business.

A significant portion of our operations and assets are currently located in Albania. As a result, our financial condition, results of operations and business may be affected by and are subject to the general condition of the Albanian economy, the devaluation of the Albania Lek as compared to the U.S. Dollar, Albanian inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Albania, including changes in the laws and policies that govern foreign investment, as well as changes in United States laws and regulations relating to foreign trade and investment, over which we have no control. There can be no assurance as to the future effect of any such changes on our results of operations, financial condition, or cash flows.

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The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs, or liabilities. Any significant interruptions in the operations of any of our facilities could materially and adversely affect our business, financial condition, and results of operations.

Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil. These hazards and risks include, but are not limited to, the following:

•	natural disasters;

•	weather-related disruptions;

•	fires;

•	explosions;

•	pipeline ruptures and spills;

•	third-party interference;

•	disruption of natural gas deliveries;

•	disruptions of electricity deliveries; and

•	mechanical failure of equipment at our refineries or third-party facilities.

Any of the foregoing could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims, and other damage to our properties and the properties of others. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events.

Our activities will initially be conducted at our facility in Albania. This facility constitutes a significant portion of our operating assets. Because of the significance to us of this operation, the occurrence of any of the events described above could significantly disrupt our processing of crude oil, and any sustained disruption could have a material adverse effect on our business, financial condition, and results of operations.

We may incur significant costs to comply with environmental and health and safety laws and regulations.

Our operations and properties are subject to environmental, health, and safety regulations. If we fail to comply with these regulations, we may be subject to administrative, civil, and criminal proceedings by governmental authorities, as well as civil proceedings by environmental groups and other entities and individuals. A failure to comply, and any related proceedings, including lawsuits, could result in significant costs and liabilities, penalties, judgments against us, or governmental or court orders that could alter, limit, or stop our operations.

In addition, new environmental laws and regulations, including new regulations relating to alternative energy sources, new regulations relating to fuel quality, and the risk of global climate change regulation, as well as new interpretations of existing laws and regulations, increased governmental enforcement, or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted, or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any or all of these requirements are substantial and not adequately provided for, there could be a material adverse effect on our business, financial condition, and results of operations.

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We may not have sufficient crude oil to be able to run our Albania facility at full capacity.

Our Albania facility will process crude oil from the local regions around the facility. To the extent sufficient local crude oil cannot be contracted to process and we are unable to contract sufficient crude oil from non-local sources to supply the Albania facility, we may not have sufficient crude oil to run the Albania facility at full capacity, which could have a material adverse impact on our business, financial condition, and results of operations.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations.

Our operations require numerous permits and authorizations under various laws and regulations, including environmental and health and safety laws and regulations. These authorizations and permits are subject to revocation, renewal, or modification and can require operational changes, which may involve significant costs, to limit impacts or potential impacts on the environment and/or health and safety. A violation of these authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or expensive upgrades to our existing pollution control equipment, which could have a material adverse effect on our business, financial condition, or results of operations.

Risks Associated with our Company and our Securities

We will be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with the Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that its internal controls and procedures are currently not effective to detect the inappropriate application of U.S. GAAP rules. Management realize there are deficiencies in the design or operation of our internal control that adversely affect our internal controls which management considers to be material weaknesses including those described below:

•	The Company’s management is relying on consultants for purposes of preparing its financial reporting package and may not be able to identify errors and irregularities in the financial reporting package before its release as a continuous disclosure document.

•	As the Company has only two officers, one of whom is also the sole director, there is an inherent lack of segregation of duties and lack of an independent governing board.

Achieving compliance with Section 404 may require us to incur substantial costs and expend substantial time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

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All of our assets, and our Chief Executive Officer and sole director, are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our Chief Executive Officer and director.

All of our assets are located outside the United States. In addition, our Chief Executive Officer and sole director is a national and resident of a country other than the United States, and all or a substantial portion of his assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our director and Chief Executive Officer, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal and state securities laws against us or our directors and officers.

Our business is dependent on our key executive and the loss of this executive could adversely affect our business, future operations and financial condition.

We are dependent on the services of our Chief Executive Officer, Art Agolli. Mr. Agolli has many years of experience and an extensive background in the oil industry in general. We may not be able to replace that experience and knowledge with other individuals. We do not have “key-man” life insurance policies on Mr. Agolli. The loss of Mr. Agolli's services or our inability to attract and retain additional highly skilled employees may adversely affect our business, future operations, and financial condition.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our Company and stockholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our Company and stockholders.

Management of our Company is within the control of the board of directors and the officers. You should not purchase our common stock unless you are willing to entrust management of our Company to these individuals.

All decisions with respect to the management of the Company will be made by our board of directors and our officers, who beneficially own 31.5% of our common stock, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Therefore, management will have significant influence in electing a majority of the board of directors who shall, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company including, without limitation, the purchase of businesses or assets; the sale of all or a substantial portion of the assets of the Company; the merger or consolidation of the Company with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves for future product development, expansion of our business and/or acquisitions; the filing of registration statements with the Securities and Exchange Commission for offerings of our capital stock; and transactions which may cause or prevent a change in control of the Company or its winding up and dissolution. You should not purchase our common stock unless you are willing to entrust management of our Company to these individuals.

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Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Our common shares are currently traded under the symbol “PSON,” but currently with low or no volume, based on quotations on the OTCQB meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more viable.  Additionally, many brokerage firms may not be willing to effect transactions in the securities.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

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Stockholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the future volatility of our share price.

If we issue additional shares in the future, it will result in the dilution of our existing stockholders.

Our Articles of Incorporation authorize the issuance of up to 843,750,000 shares of common stock with a par value of $0.001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements. As of the date of this prospectus, we have agreed to pay for the services of two consultants with shares of our common stock and we may make similar arrangements with other consultants in the future. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our corporation.

USE OF PROCEEDS

We are registering the shares of common stock offered by this prospectus for sale by the selling stockholders identified in the section of this prospectus titled “Selling Stockholders.” We will not receive any of the proceeds from the sale of these shares. We will pay all expenses incurred in connection with the offering described in this prospectus. We are registering the shares in this offering pursuant to the terms of the registration rights agreements entered into between the Company and the selling stockholders dated January 16, 2013. Our common stock is more fully described in the section of this prospectus titled “Description of Securities.”

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is presently quoted on the Financial Industry Regulatory Authority’s (“FINRA”) Over-the-Counter marketplace under the name “Petrosonic Energy, Inc.” and under the symbol “PSON”. Our common stock par value is $0.001 per share.

There is no established trading market for shares of our common stock and there has been a limited number of trades of our common stock on the OTCQB. We cannot provide assurance that any established trading market for our common stock will develop or be maintained.

The following table sets forth, for the fiscal quarters indicated, the high and low sale price for our common stock, as reported on the OTCQB. The quotations below reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

	PERIOD	HIGH	LOW

Fiscal Year Ended December 31, 2013	First Quarter through February 7, 2013	$1.12	$0.42

Fiscal Year Ended December 31, 2012	First Quarter	No activity	No activity
	Second Quarter	No activity	No activity
	Third Quarter	$0.72	$0.42
	Fourth Quarter	$0.86	$0.44

Transition Period
November 1, 2011 through December 31, 2011		No activity	No activity

Fiscal Year Ended October 31, 2011	First Quarter	$0.90	$0.65
	Second Quarter	$0.85	$0.85
	Third Quarter	$1.75	$1.01
	Fourth Quarter	$1.05	$1.05

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Stockholders

At February 5, 2013 there were approximately 48 record holders of our common stock.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

Shares That May Be Sold In The Future

We have outstanding warrants to purchase 615,000 shares of our common stock and we have outstanding convertible promissory notes that may be converted into 6,799,999 shares of common stock. We have no stock options or other securities that may be exercised or converted into shares of our common stock outstanding, although we have agreements with three consultants who, together, have agreed to accept a total of 1,270,000 shares of our common stock as payment for the services they render. Pursuant to the registration rights agreement we signed with the selling stockholders in this offering, we agreed to register a total of 12,610,000 shares of our common stock. One of the investors has declined to exercise this right, therefore we are registering a total of 12,210,000 shares of common stock on the registration statement of which this prospectus is a part.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Our Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

History

We were incorporated in the State of Nevada on June 11, 2008 under the name “Bearing Mineral Exploration, Inc.”, with authorized capital stock of 75,000,000 shares at $0.001 par value. We were organized for the purpose of conducting gold exploration activities on a mineral claim located in the Province of Newfoundland, Canada.

On April 17, 2012, we entered into an Assignment Agreement with Art Agolli, our President, Principal Executive Officer and director, pursuant to which Mr. Agolli agreed to convey to us all of his right, title and interest in a letter of intent with Sonoro Energy Ltd. (“Sonoro”), a Canadian publicly traded company (TSX-V: SNV) based in Calgary, Alberta, Canada, the holder of all of the legal and equitable rights and entitlements to a sonic reactor and technology that Sonoro developed for the treatment and upgrading of heavy oil by sonicated solvent de-asphalting.

On May 16, 2012, we effected an 11.25-for-1 forward stock split of our common stock and an increase in our authorized number of common shares to 843,750,000. Additionally, on May 16, 2012, we changed our name to “Petrosonic Energy, Inc.” to better reflect the Company’s new business direction in anticipation of the purchase of certain rights in technology, assets and common shares owned by Sonoro Energy Ltd.

On July 27, 2012, we acquired certain assets (the “Assets”) from Sonoro, including (i) certain technology relating to the treatment and upgrading of heavy oil by sonicated solvent de-asphalting, (ii) 60,000 shares of Petrosonic Albania pursuant to a share purchase agreement (the “Share Purchase Agreement”), and (iii) sonic reactors located in Albania and Richmond, British Columbia and a solvent recovery system located in or around Turin, Italy (the “Transaction”), pursuant to the terms of the Asset Purchase and Sale Agreement, dated July 27, 2012 (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, in exchange for the Assets, we agreed to pay to Sonoro the following consideration: (i) CAD$250,000, (ii) a convertible debenture in the principal amount of CAD$250,000 (the “Debenture”) and (iii) a 10% royalty interest in our realized net revenues for a period of 10 years from the time we commence commercial operations, which is defined as the date upon which we process an average of 50 barrels of feed stock per day over a period of 30 consecutive days utilizing the technology acquired. For a complete description of the Transaction, and the Purchase Agreement please refer to the Form 8-K we filed with the Securities and Exchange Commission on July 31, 2012.

Following the consummation of the Transaction, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. From and after the consummation of the Transaction, our primary operations consist of utilizing the Assets to develop a business relating to the treatment and upgrading of heavy oil by sonicated solvent de-asphalting and operating the business of Petrosonic Albania Sha. (the “Business”). Therefore, we disclose information about the Business in this prospectus.

Our head office is located at Suite 300, 714 - 1st Street SE, Calgary, Alberta, Canada T2G 2G8. Our telephone number is (403) 708-7869.

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Petrosonic Albania has an office in Fier, Albania at the same location where its processing plant is located. Albania’s heavy oil upstream and downstream industries are located in Fier and the facility is only a few miles away from the heavy oil producing fields. It is also located 35 kilometers away from Albania’s only deep sea port and export facility, the PIR Vlora terminal. The office is offered by the Albanian partner free of charge until the Company signs a lease agreement when requisite funding is in place. Petrosonic Albania currently has two full-time employees and three part-time employees, as well as, several independent consultants. Petrosonic Albania plans to hire a Chief Financial Officer and three local operations staff in Albania during the first year of its operations. Petrosonic Albania has identified potential candidates for such positions, and expects to proceed with such hires once it has secured the requisite financing.

Operation Plans and Business Focus

Petrosonic has developed a commercial process which improves heavy oil densities by 6 to 15 API from as low as 8 API, reduces viscosities of oil by 99% to pipeline specifications and reduces sulphur and heavy metals by over 50%. (The American Petroleum Institute gravity, or API gravity, is a measure of how heavy or light a petroleum liquid is compared to water, one of the qualitative measures for crude oil.) The Petrosonic heavy oil process will enable heavy sour oil (HSO) and bitumen (from most heavy oil and oil sands fields in the world) to be converted from nominally an API gravity of 8 to 14 degrees to a value-added synthetic crude oil of between 18 and 23 API. This is achieved through the reduction of undesirable constituents of the raw heavy oil and/or bitumen. The process incorporates two stages: solvent de-asphalting and distillation.

While solvent de-asphalting and distillation are both proven and well known technologies, the innovation associated with the Petrosonic upgrading process lies in the rapid de-asphalting achieved by sonication of the de-asphalting phase with the Petrosonic reactor stage.

This process is especially beneficial to producers with the following intrinsic challenges:

•	Stranded heavy oil due to transportation issues

•	Diluent supply issues

•	Limited refining markets (light oil refiners struggle with heavy oil)

•	Heavy discounts due to:

•	Density adjustments

•	High sulphur content

•	High metals content

We believe Petrosonic will be able to take advantage of an opportunity that traditional upgrading technology cannot address – upstream upgrading on smaller scales. The viability of upgrading is constantly changing due to production mix, refining infrastructure costs, and oil pricing. However, there are three markets for small upgraders that make sense:

•	Pipeline systems where access to the pipeline requires blending of heavy oil. Condensate prices and heavy oil differentials have been stable for some time and long term projections indicate that low condensate prices following the global economic slow-down will be short-lived;

•	Heavy oil producers in markets where light oil dominates refinery infrastructure. Internationally there are several markets like this; and

•	Markets where upgrading asphalt by-products can command premium prices. This is especially attractive in North America given the economic infrastructure stimulus measures being implemented.

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To take advantage of these opportunities Petrosonic must be able to:

•	Economically upgrade heavy oil from small and medium sized producers right in the field;

•	Add value and allow producers to capture a larger share of the market price for refinery products;

•	Provide operating plants to heavy oil producers in return for tolling process fees or purchase heavy oil at a premium to blenders.

Upgraded oil provides uplift in crude’s value and eliminates issues related to transport of crude oil to pipeline and refinery companies.

Depending on regional markets, traditional heavy oil discounts (10 API oil with >2% sulphur) are 35-40% and we believe such discounts could be reduced to only 10-20% through our process. On 5,000 barrels of oil per day (“bopd”) this would equate to increased revenues of approximately $6/barrel (bbl) or around $11 million per year (based on $100/bbl brent oil). Capital costs are expected to be between $0.5-1 million per 1,000 bbls capacity. Operating costs will be between $2-3 per bbl on a stand- alone facility basis.

Petrosonic plans to have its first 1,000 bopd stand-alone facility operational within the second quarter of 2013 in Albania. Expected annual cashflows from the initial 1,000 bopd facility are expected to reduce heavy oil price discounts historically received in Albania from 40% to 20% as a result of achieving a 18-23 API oil. Petrosonic believes that with significant heavy oil production growth anticipated from the approximately 8 billion barrels of oil reserves believed to be present in Albania, if we are able to successfully capture a portion of this processing business, Petrosonic expects to expand its facilities over the next 3 to 5 years to 15,000 bopd as Albanian oil production increases.

If Petrosonic is able to successfully establish its first commercial facility, we believe heavy oil producers will want to integrate the Petrosonic system at their cost into their treatment facilities. Petrosonic would sell the process solution and retain a royalty fee under this type of development. While revenue per facility will be less (estimated at 50%), no capital and minimal support will be required. This strategy would allow for faster growth. Petrosonic may also choose to develop its own stand-alone facilities to capture further upside and long term value creation.

Further upside opportunities exist in several other applications, which the Company is developing, including, heavy oil sands separation (both from oil sands and ecology pits), and oil separations from drill cuttings.

Vision and Strategy

•	Petrosonic hopes to provide its stockholders with returns and cash flow growth by leveraging its experience and intellectual property within the heavy oil business.

•	Petrosonic plans to use an initial model of building its own stand-alone facilities to prove, optimize and develop business growth opportunities with small to medium sized producers. To achieve higher returns and growth, the Company will license out on a fee for service basis or royalty basis its processes to be integrated into a producer’s treatment facilities.

•	Where there is a distinct advantage Petrosonic may capture heavy oil resources prospects or participate jointly in them. Any resource level participation would require higher returns on investment and be required to stand on its own prior to the benefits of applying Petrosonic’s technology.

•	The Company plans, whenever possible, to financially participate in acquiring the underlying oil assets, which it believes will result in higher returns and growth.

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Key Success Factors

Petrosonic’s success will be dependent upon:

•	Our ability to attract and develop numerous projects once the first project is complete;

•	Access to an ample producer oil supply and our ability to find equitable profit distribution;

•	Our development and distribution of asphalt within the market;

•	Our ability to minimize the technical risk through avoidance of scale up issues;

•	Alleviation of market risk through the use of strategic partners which can gain quick access to markets; and

•	Alleviation of financial risk through partnering.

Our immediate priorities are:

•	Strengthening the operations and management of the Company as it moves forward in the oil sector;

•	Moving ahead with the processing facility in Albania;

•	Establishing a second country oil processing project; and

•	Building a firm backlog of projects with financing commitments.

Petrosonic’s Technology

SonoProcess

We believe that Petrosonic has a technology advantage that is based upon the use of the Petrosonic reactor technology and the unique cavitational and enhanced mass transfer effects that it provides. Petrosonic has developed a unique competency in the design of enhanced mass transfer energy processes and the proprietary applications that result from this.

In recent years the use of cavitational technologies and ultrasound has been researched extensively for oil processing – usually in the context of desulphurization or “cold cracking”. Our own research does not support this and we make no claims that it can create a unique upgrading process. The chemistries used in the Petrosonic process are established and our advantage is that we make these more effective.

The Company looks to maintain its initial technical advantage derived from the Petrosonic Sonoprocess™ for heavy oil by adding complementary proprietary process technologies to this.

The Petrosonic reactor has been designed and built in a variety of configurations but all Petrosonic process development is undertaken on full scale units:

•	Petrosonic reactors are based on low-frequency / high-amplitude Petrosonic energy reactors;

•	A patented electromagnetic drive puts a massive steel bar into resonance and this allows efficient transfer of energy to the reaction chambers;

•	There are no moving parts and so Petrosonic reactors have a high reliability and operational availability;

•	The reaction chambers are attached at the mid-node points one half wavelength from the drive system, enabling the reactors to apply Petrosonic energy to physical, chemical and biological processes;

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•	Petrosonic reactors are thus able to achieve more sustainable processes – better reactivity, less reagents, less energy, greater effectiveness and more product for overall economic advantage.

Direct Sonicated Separation

The previous holder of the technology has also carried out independent tests on oil sands to determine if the technology could be effective in a low cost primary separation process. Preliminary tests with a proprietary process protocol produced results comparable with existing technology.

However, the effectiveness of this technology is but a first step due to the massive scale of oil sands projects. At this time the Company believes the volume of material that would need to be processed requires a “next generation” of Petrosonic reactor technology. Existing scale technology may be applicable to small scale oil sands production.

The Company has directed its efforts towards a more immediate but directly related application – the treatment of drill cuttings. This is not the same scale of opportunity but offers immediate access to market and cash flow generation based on modest investment of capital.

Petrosonic Heavy Oil Process Patents

As part of the transaction with Sonoro Energy the Company has acquired the following Heavy Oil Process provisional and PCT applications based on the Company’s Sonoprocess™:

•	Patent/Application No: WO2009111871. Jurisdiction: WIPO. Title: Method for Treating Heavy Crude Oil. Application Status: Published.

•	Patent/Application No: EA201071060. Jurisdiction: Eurasisa. Title: Method for Treating Heavy Crude Oil. Status: Pending.

•	Patent/Application No: EP2260089. Jurisdiction: Europe. Title: Method for Treating Heavy Crude Oil. Status: Pending.

•	Patent/Application No: 2156/MUMNP/2010. Jurisdiction: India. Title: Method for Treating Heavy Crude Oil. Status: Pending.

•	Patent/Application No: US 61/035,690. Jurisdiction: United States. Title: Method for Treating Heavy Crude Oil. Status: The Company will appeal the expired priority claim to reinstate the priority claim.

Recent Developments

On January 16, 2013 we completed a private offering of 12,610,000 shares of common stock to accredited investors through which we raised net proceeds totaling $2,937,500 after the payment of $215,000 in placement agent commissions. As part of the compensation paid to placement agents, we also issued two-year warrants for the purchase of 275,000 shares of our common stock at an exercise price of $0.50 per share. We plan to use the net proceeds from the offering for general working capital purposes.

On September 18, 2012 the Company awarded an assembly contract to Pavli Valle Inc., an engineering and assembly company. The contract is for the final assembly and process engineering and fabrication of tanks and equipment for Petrosonic Energy, Inc.’s heavy oil processing plant.

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As well, during the quarter ended September 30, 2012, Petrosonic signed a cooperation agreement with a leading private emulsion technology company for the upstream and downstream oil industry that has an exclusive license in a heavy crude and asphaltene emulsification patented technology. According to the agreement the private company has committed to set up a 120 bbl/hour heavy crude and asphaltene emulsification plant in Petrosonic’s heavy oil processing plant located in Albania. This will create technology and marketing synergy for both groups and allow Petrosonic to convert the de-asphalted oil and asphaltenes into readily marketable emulsified fuel oil and high-end asphalt and capture further value for its products. The investment projected for the equipment being shipped from California and assembly cost is approximately $1 million USD and will be paid entirely by the private company. In addition, Petrosonic will benefit from the technical know-how and expertise of the private company who is a world leader in the emulsification of heavy crude and asphaltenes.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about Petrosonic Energy, Inc. upon which to base an evaluation of our performance. We are a development stage company focused on the treatment and upgrading of heavy oil by sonicated solvent de-asphalting. We are in the process of bringing online our first stand-alone facility located in Albania, which is expected to be able to process and de-asphalt up to 1,000 barrels per day of heavy oil. We plan to generate revenue by both integrating our system into oil producer treatment facilities, as well as continuing to develop our own standalone facilities, such as the Albania facility, to capture further upside and long term value creation.

Our cash needs are primarily for working capital to develop our operations.  We presently finance our operations through debt and equity financings. We have limited capital resources and there is no assurance that future financing will be available to our Company on acceptable terms.

If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing stockholders.

Results of Activities

The following information has been derived from the financial information included in the unaudited consolidated financial statements of the Company at September 30, 2012.

For the Nine Months Ended September 30, 2012 and 2011

The Company did not recognize any revenue in either of the nine month periods ended September 30, 2012 and September 30, 2011.

Operating expenses were $55,777 and $14,958 for the nine months ended September 30, 2012 and 2011 respectively. The increase in operating expenses of $40,819 resulted from the increases in costs incurred for marketing and business development activities as well as costs incurred for public company compliance.

In the nine month period ended September 30, 2012, the Company incurred interest expense of $12,869 primarily related to the convertible debentures issued by the Company during the period and also recognized a bargain purchase gain of $89,553 on the purchase of certain operating assets acquired during the period.

Net income for the nine month period ended September 30, 2012 was $20,907 compared to a net loss of $14,958 incurred during the comparable period of the prior year. The increase in net income of $35,865 resulted from the gain on the purchase of assets exceeding the total of the increase in operating costs plus the interest expense incurred for the period.

For the Three Months Ended September 30, 2012 and 2011

The Company did not recognize any revenue in either of the three month periods ended September 30, 2012 and September 30, 2011.

Operating expenses were $51,509 in the three months ended September 30, 2012 compared with a benefit of $6,477 in the three months ended September 30, 2011. The increase in operating expenses of $57,986 resulted from increases in costs incurred for marketing and business development activities as well as costs incurred for public company compliance.

In the three month period ended September 30, 2012, the Company incurred interest expense of $12,869 primarily related to the convertible debentures issued by the Company during the period and also recognized a bargain purchase gain of $89,553 on the purchase of certain operating assets acquired during the period.

Net income for the three month period ended September 30, 2012 was $25,175 compared to net income of $6,477 for the comparable period of the prior year. The increase in net income of $18,698 resulted from the gain on the purchase of assets exceeding the total of the net increase in operating costs plus the interest expense incurred for the period.

During the period ended September 30, 2012, much of the Company’s resources were directed at planning for assembly of the plant, negotiations with third party suppliers and fabrication companies for procurement of the assembly services, as well as estimation work for complete commissioning of equipment and transportation to site in Albania.

As of the date of this prospectus, we have yet to generate any revenues from our business operations. As a result, we have generated significant operating losses since our formation and expect to incur substantial losses and negative operating cash flows for the foreseeable future as we attempt to expand our infrastructure and development activities. Our ability to continue may prove more expensive than we currently anticipate and we may incur significant additional costs and expenses.

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Liquidity and Capital Resources

At September 30, 2012, the Company had total assets of $857,399 and total liabilities of $691,619 compared to total assets of $705,715 and total liabilities of $204,176 at December 31, 2011. The increase in total assets is primarily due to proceeds received from the sale of securities and convertible debentures entered into during the nine months ended September 30, 2012.

Net working capital deficit at September 30, 2012 was $497,597 compared to a working capital deficit of $116,385 at December 31, 2011. We incurred a loss of $20,907 for the nine months ended September 30, 2012 and have incurred an aggregate deficit since inception of $312,878.

Net cash provided by financing activities was $579,784 and $347,579 for the nine months ended September 30, 2012 and 2011 respectively. During the nine months ended September 30, 2012 we entered into two subscription agreements with a private investor pursuant to which the private investor purchased an aggregate of 680,000 shares of our common stock and 680,000 warrants exercisable to purchase one half (1/2) of one share of common stock at an exercise price of $0.50 per share, exercisable over one year from the purchase date. Gross proceeds received by the Company were $170,000.

In addition, during the nine months ended September 30, 2012, the Company borrowed an aggregate of $358,875 ($365,000 face value) under convertible debentures. On March 23, 2012, Petrosonic Energy, Inc. entered into an agreement with Sierra Growth, Inc. (a non-related party) whereby Sierra Growth, Inc. (“Sierra”) advanced $50,000. The debenture bears interest at 10% per annum and is due March 23, 2013. Until the due date, Sierra may elect to convert the debenture in whole or in part into common shares of the Company at a conversion rate equal to the price of any aggregate financing exceeding five hundred thousand ($500,000) dollars less a discount of 25% per share. On April 18, 2012 Sierra advanced a further $25,000 to the Company. The debenture matures on April 18, 2013 and bears interest at 10% per annum with the same conversion features as the debenture issued on March 26, 2012.

On June 6, 2012, Westlake Advisors Corp. (a non-related party) advanced to Petrosonic Energy, Inc. $48,775 (CAD $50,000 face value) for a convertible debenture. The debenture has a Maturity Date of one year from the date of issuance and bears an interest rate at 10% per annum. At any time on or before the Maturity Date, Westlake Advisors Corp. may elect to convert the debenture in whole or in part into common shares of the Company at a conversion rate equal to the price of any aggregate financing exceeding five hundred thousand ($500,000) dollars less a discount of 25% per share.

On June 11, 2012, the Company entered into an agreement with Art Agolli, its President, Chief Executive Officer and sole director, for a convertible debenture valued at $195,100 (CAD $200,000 face value) for funds advanced. The convertible debenture expires on June 11, 2013 ( the “Maturity Date”) and bears interest at 10% per annum. At any time prior to the Maturity Date, if the Company completes an equity or convertible debenture financing yielding aggregate proceeds of at least $500,000 (“Qualified Financing”), its President may elect to convert the debenture in whole or in part into common shares of the Company at a price equal to the price per share at which common shares of the Company are sold in the Qualified Financing, or in the case of a convertible debenture, the price of the shares issuable upon conversion of the convertible debentures sold in the Qualified Financing.

On June 21, 2012, Jackson Bennett LLC (a non-related party) advanced $40,000 to Petrosonic Energy, Inc. by way of a convertible debenture which matures June 21, 2013 and bears an interest at 10% per annum. At any time up to and including the Maturity Date, Jackson Bennett LLC may elect to convert the debenture in whole or in part into common shares of the Company at a conversion rate equal to the price of any aggregate financing exceeding five hundred thousand ($500,000) dollars less a discount of 25% per share.

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Our cash needs are primarily for working capital to develop our operations.  We have financed our operations through debt and equity financings, including by agreeing to issue 1,270,000 shares of our common stock in exchange for services provided to us by consultants. We presently operate with minimum overhead costs and will continue to need to raise additional capital to fund our plan of operations. We currently have no committed source of financing, therefore, the Company's management expects to regularly explore a variety of options to meet the Company's cash requirements and future capital requirements, including the possibility of equity offerings, debt financing, and business combinations. We do not have any arrangements in place for any future financing at this time. If we fail to obtain financing as and when we need it, our business will be materially adversely affected and we may be forced to cease operations.

Going Concern Uncertainties

As of the date of this prospectus, there is doubt about our ability to continue as a going concern as we have not generated sufficient cash flow to fund our business operations.  The financial statements included in this prospectus have been prepared on the going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. If we are not to continue as a going concern, we would likely not be able to realize our assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the financial statements.

Our future success and viability, therefore, are dependent upon our ability to generate capital financing. The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon us and our stockholders.

Because we have not generated any revenues, and have incurred losses from operations since inception, in their report on our audited financial statements for the latest fiscal year, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. The financial statements of Petrosonic Energy, Inc. and those of Petrosonic Albania Sha. contain additional note disclosures describing the circumstances that lead to this disclosure by our respective independent auditors.

Critical Accounting Estimates

Property and equipment, net

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years. The Company has not recognized depreciation since inception as none of the equipment has been used in operations.

Research and development

Costs incurred in connection with the development of new products and manufacturing methods are charged to selling, general and administrative expenses as incurred. During the years ended December 31, 2011 and 2010, the Company expensed $-0- and $10,704, respectively, as research and development costs.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant effect on its financial position or results of operations.

Off-Balance Sheet Arrangements

As of September 30, 2012, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Results of Activities

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited financial statements and accompanying notes of Petrosonic Energy, Inc. for the two months ended December 31, 2011 and the years ended October 31, 2011 and 2010.

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For the Two Months Ended December 31, 2011

Selling, general and administrative expenses, and others

Operating expenses: Operating expenses were $3,022 for the two months ended December 31, 2011. Operating expenses during the two months ended December 31, 2011 consisted of filing fees and legal fees associated with the preparation and EDGAR filing of our October 31, 2011 annual report on Form 10-K filed with the Securities and Exchange Commission on December 16, 2011.

Fiscal Year Ended October 31, 2011 as compared to Fiscal Year Ended October 31, 2010

We did not generate any revenues during the fiscal years ended October 31, 2011 and 2010. We had a net loss of $12,874 for the year ended October 31, 2011 compared to a net loss of $29,259 for the year ended October 31, 2010.

Operating Expenses: Operating expenses were $12,874 and $29,259 for the years ended October 31, 2011 and 2010, respectively. The decrease of $16,385 in operating expenses during the year ended October 31, 2011 was mainly due to a decrease in legal fees incurred in fiscal 2010 in connection with the due diligence investigation of a former prospective merger candidate and a decrease in transfer agent and filing fees incurred in 2010 associated with the Company filing application for listing with FINRA.

Liquidity and Capital Resources

At December 31, 2011, we had total assets of $378, comprised solely of cash and total liabilities of $48,765 compared to total assets of $3,310 and total liabilities of $48,675 at October 31, 2011. We had a net working capital deficit of $48,387 at December 31, 2011 compared to a net working capital deficit of $45,365 at October 31, 2011. We incurred an aggregate deficit of $89,400 since inception.

Net cash used in operating activities was $2,932 for the two months ended December 31, 2011. Cash used in operating activities was primarily due to payment of legal and filing fees incurred during the period.

During the two months ended December 31, 2011, the Company did not generate cash from financing activities.

At December 31, 2011, $42,000 was due to our former President for funds advanced towards working capital. There can be no assurance that funds will be advanced as required or that other methods of financing will be available or accessible on reasonable terms.

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OUR BUSINESS

Overview of Our Business

We were incorporated in the State of Nevada on June 11, 2008 under the name “Bearing Mineral Exploration, Inc.”, with authorized capital stock of 75,000,000 shares at $0.001 par value. We were organized for the purpose of conducting gold exploration activities on a mineral claim located in the Province of Newfoundland, Canada. We were not able to establish the existence of a commercially minable gold deposit and sought other viable business opportunities for the Company.

On April 17, 2012, we issued 20,000,003 shares of our common stock to Art Agolli, our Chief Executive Officer, President and sole director, in exchange for all of his right, title and interest in a letter of intent with Sonoro Energy Ltd. (“Sonoro”), a Canadian publicly traded company (TSX-V: SNV) based in Calgary, Alberta, Canada, the holder of all of the legal and equitable rights and entitlements to a sonic reactor and technology that Sonoro has developed to utilize the sonic reactor for the treatment and upgrading of heavy oil by sonicated solvent de-asphalting.

On May 16, 2012, we effected an 11.25-for-1 forward stock split of our Common Stock and an increase in our authorized number of common shares to 843,750,000. Additionally, on May 16, 2012, we changed our name to “Petrosonic Energy, Inc.” to better reflect the Company’s new business direction in anticipation of the purchase of certain rights in technology, assets and common shares owned by Sonoro Energy Ltd.

On July 27, 2012, we acquired certain assets (the “Assets”) from Sonoro, including (i) certain technology relating to the treatment and upgrading of heavy oil by sonicated solvent de-asphalting, (ii) 60,000 shares of Petrosonic Albania Sha. pursuant to a share purchase agreement (the “Share Purchase Agreement”), and (iii) sonic reactors located in Albania and Richmond, British Columbia and a solvent recovery system located in or around Turin, Italy (the “Transaction”), pursuant to the terms of the Asset Purchase and Sale Agreement, dated July 27, 2012 (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, in exchange for the Assets, we agreed to pay to Sonoro the following consideration: (i) $250,000, (ii) a convertible debenture in the principal amount of CDN$250,000 (the “Debenture”) and (iii) a 10% royalty interest in our realized net revenues for a period of 10 years from the time we commence commercial operations, which is defined as the date upon which we process an average of 50 barrels of feed stock per day over a period of 30 consecutive days utilizing the technology acquired. For a complete description of the Transaction, and the Purchase Agreement please refer to the Form 8-K filed by the Company with the SEC on July 31, 2012.

Following the consummation of the Transaction, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. From and after the consummation of the Transaction, our primary operations consist of utilizing the Assets to develop a business relating to the treatment and upgrading of heavy oil by sonicated solvent de-asphalting and operating the business of Petrosonic Albania Sha. (the “Business”).

We have no revenue and have accumulated losses since inception. We expect to generate operating losses during some or all of our planned development stages, which raises substantial doubt about our ability to continue as a going concern. In view of these matters, our ability to continue as a going concern is dependent upon our ability to meet our financial requirements, raise additional capital; which may likely involve the further issuance of capital stock, and the success of our future operations.

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Operation Plans and Business Focus

Petrosonic has developed a commercial process which improves heavy oil densities by 6 to 15 API from as low as 8 API, reduces viscosities of oil by 99% to pipeline specifications and reduces sulphur and heavy metals by over 50%. The American Petroleum Institute gravity, or API gravity, is a measure of how heavy or light a petroleum liquid is compared to water; one of the qualitative measures for crude oil.

This process is especially beneficial to producers with the following intrinsic challenges:

•	Stranded heavy oil due to transportation issues

•	Diluent supply issues

•	Limited refining markets (light oil refiners struggle with heavy oil)

•	Heavy discounts due to:

•	Density adjustments

•	High sulphur content

•	High metals content

Depending on regional markets, traditional heavy oil discounts (10 API oil with >2% sulfur) are 35-40% and we believe such discounts could be reduced to only 10-20% through our process. On 5,000 barrels of oil per day (“bopd”) this would equate to increased revenues of approximately $6/barrel (bbl) or around $11 million per year (based on $100/bbl brent oil). Capital costs are expected to be between $0.5-1 million per 1,000 bbls capacity. Operating costs will be between $2-3 per bbl on a stand- alone facility basis.

Petrosonic plans to have its first 1,000 bopd stand-alone facility operational within the second quarter of 2013 in Albania. Expected annual cashflows from the initial 1,000 bopd facility are expected to reduce heavy oil price discounts historically received in Albania from 40% to 20% as a result of achieving a 18-23 API oil. With significant heavy oil production growth anticipated from the approximately 8 billion barrels of oil reserves believed to be present in Albania, if we are able to successfully capture a portion of this processing business, Petrosonic may be able to expand its facilities over the next 3-5 years to 15,000 bopd as Albanian oil production increases.

If we are able to successfully establish our first commercial facility, we believe heavy oil producers will want to integrate the Petrosonic system at their cost into their treatment facilities. Petrosonic would sell the process solution and retain a royalty fee under this type of development. While revenue per facility will be less (estimated at 50%), no capital and minimal support will be required. This strategy would allow for faster growth. Petrosonic may also choose to develop its own stand-alone facilities to capture further upside and long term value creation.

Further upside opportunities exist in several other applications which the Company is developing, including, heavy oil emulsification, waste oil separation, and oil separations from drill cuttings.

Vision and Strategy

•	Petrosonic hopes to provide its stockholders with returns and cash flow growth by leveraging its experience and intellectual property within the heavy oil business.

•	Petrosonic plans to use an initial model of building its own stand-alone facilities to prove, optimize and develop business growth opportunities with small to medium sized producers. To achieve higher returns and growth, the Company will license out on a fee for service basis or royalty basis its processes to be integrated into producer’s treatment facilities.

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•	Where there is a distinct advantage Petrosonic may capture heavy oil resources prospects or participate jointly in them. Any resource level participation would require higher returns on investment and be required to stand on its own prior to the benefits of applying Petrosonic’s technology.

Key Success Factors

The Company’s success will be dependent upon:

•	Our ability to attract and develop numerous projects once the first project is complete;

•	Access to an ample producer oil supply and our ability to find equitable profit distribution;

•	Our development and distribution of asphalt within the market;

•	Our ability to minimize the technical risk through avoidance of scale up issues;

•	Alleviation of market risk through the use of strategic partners which can gain quick access to markets; and

•	Alleviation of financial risk through partnering.

Priorities

Immediate priorities of the Company are:

•	Strengthening the operations and management of the Company as it moves forward in the oil sector;

•	Moving ahead with the processing facility in Albania;

•	Establishing a second country oil processing project; and

•	Building a firm backlog of projects with financing commitments.

The Industry

Traditional Heavy Oil Opportunities

Crude oil is the world’s most actively traded commodity. Heavy crude oil is a type of highly viscous crude oil that does not flow easily (sometimes referred to as non-conventional oil). Typically, it is defined as crude oil with an API gravity of less than 22 API. For example, Canadian extra-heavy crude (Athabasca bitumen) has a viscosity of 10,000+ cP (the cgs physical unit for dynamic viscosity is the poise (P)). It is more commonly expressed, particularly in ASTM standards, as centipoise (cP). Water at 20 °C has a viscosity of 1.0020 cP), about the same as cold molasses, and API gravity between 8-14 API. In comparison, WTI, a type of light crude oil used as a benchmark in oil pricing of New York Mercantile Exchange’s oil futures, has an API of approximately 39.6. Naturally, heavy oils can be upgraded to high quality light synthetic oils using specialized refining processing.

Heavy oil is a relative term, compared to light crude oil, but relates to specific technical issues of its own on production, transportation, and refining. Usually a diluent is added to carry heavy crude to facilitate its flow in pipelines.

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Global Need, Supply and Production

The exact number of reserves of heavy oil varies according to different sources, but it is generally accepted that the amount of recoverable heavy oil is greater than remaining reserves of conventional oil. According to Schlumberger, the current world oil reserves consist of 9-13 trillion barrels of oil, 30% of which are conventional sources, 40% heavy and extra-heavy sources and 30% oil sands bitumen sources. (See http://www.slb.com/content/services/solutions/reservoir/heavy_oil.asp)

Estimated heavy oil production is around 5 million barrels per day and growing. The projected reduction in conventional oil in the next few years is focusing the industry towards the more effective exploitation of non- conventional reserves, heavy oil resources in particular. Source: http://www.slb.com/content/services/solutions/reservoir/heavy_oil.asp

Production and transportation of heavy oil has unique challenges that must be overcome in order for it to become a significant contributor to the production gap left by conventional oil and global growing demand.

	Heavy Oil	Bitumen
North America	35.3	530.9
South America	265.7	0.1
Africa	7.2	43
Middle East	78.2	0.0
Asia	29.6	42.8
Russia	13.4	33.7
Western Hemisphere	301	531
Eastern Hemisphere	128.4	119.5
Worldwide*	429.4	650.5

*Does not include extra-heavy and oil sand sources of bitumen (i.e. Canada, Venezuela)

Source: US Geological Survey

According to a US Geological Survey, heavy oils are found around the world, with an estimated 69% of the world’s technically recoverable heavy oil and 82% percent of the technically recoverable natural bitumen located in the Western Hemisphere. The Eastern Hemisphere, however, contains an estimated 85% of the world’s light oil reserves.

Among the more notable heavy oil reserves are: Venezuela’s Orinoco Heavy Oil Belt; Canada’s Athabasca Oil Sands; Russia’s Volga-Ural Basin; Brazil’s offshore Campos Basin; Alaska’s Prudhoe Bay; and China’s Luda field in Bohai Bay. (Source: http://www.slb.com/content/services/solutions/reservoir/heavy_oil.asp)

Significance of Traditional Heavy Oil for Petrosonic

Around the globe, some of the most prolific oilfields are reaching maturity and have begun to experience reduced production rates. (Source: http://www.slb.com/content/services/solutions/reservoir/heavy_oil.asp) What large conventional oilfields remain lie mostly in the lands of Middle Eastern, OPEC nations. At the same time, the world’s demand for oil continues to grow every year, fueled in part by the rapidly growing economies of China and India. This declining availability of conventional oil combined with rising demand has driven up oil prices and put more pressure on the search for alternate energy sources.

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Into the picture come the tremendous deposits of heavy oil and bitumen that are found in the Western hemisphere. These non-conventional resources are more difficult to extract, so they have barely been touched in the past. With the price of oil reaching new highs in 2005 and 2006, investments in these more challenging oil deposits are rapidly accelerating.

In fact, the U.S. oil industry alone has invested $86 billion in “frontier hydrocarbons” since 2000 (Heavy Oil Magazine, Aug 2006), developing technologies to recover and convert inferior grades of oil, such as heavy oil and bitumen, into a more usable form for refineries, and to turn waste and residue hydrocarbons into high-value products.

The worldwide importance of heavy oils will continue to emerge as the price of oil remains high and the demand for it remains strong. For example, the tight worldwide oil supply is expected to continue to force crude prices higher and turn Canada’s oil sands into the single largest contributor to net new global supply by the end of the decade, according to CIBC World Markets: “All of the net increase in oil production is expected to come from non-conventional sources,” says Jeff Rubin, chief economist at CIBC World Markets, “While deepwater oil is the primary source today, we forecast that the Canadian oil sands will become the single largest contributor to incremental global supply by 2010.”

Industry Trends in Production and Transport of Heavy Oil

The market factors behind Petrosonic upgrading derive from the oil industry’s needs relative to the production and refining infrastructure. As production shifts more to heavier oil it becomes necessary for refining capacity to adapt to it, either by pre-upgrading the oil or by major refining changes. Until then heavy oil producers face a penalty due to refining and pipeline infrastructure limitations driven by:

•	the need to maintain low capital costs and operating costs;

•	the ability to produce and transport heavy oil within the same systems as that established for conventional oil, i.e. using existing transport pipelines;

•	delivery of heavy oil to the point of sale with reduced expenditures on diluents;

•	production and transportable technology that allows the exploitation of heavy oil reserves at lower total cost, particularly for smaller fields – without massive infrastructure expenditures.

Issues for Heavy Oil Producers

Pursuant to the aforementioned industry pressures, heavy oil producers, especially small to medium size ones, face price penalties:

•	Traditional heavy oil is both more viscous and dense than conventional oil;

•	API similar to bitumen from oil sands (Canadian Athabasca bitumen API between 8-14 API);

•	Peaking global supply increases the production of less attractive and higher cost oil resources;

•	Smaller producers face high costs due to the need to blend heavy oil with diluents for pipeline transportation or face penalties for failure to meet pipeline specifications for viscosity and API (approximately 22 API);

•	Fixed producer “upgrading” facilities to increase the API have been limited by the poor economics of small scale and short production life;

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•	Upgrading is generally limited to de-asphalting (removal of heavy asphaltene components – up to 16% by mass) and vis-breaking (low temperature cracking).

Oil Sands

The world’s two largest sources of bitumen (and related extraction and recovery operations) are in Canada and in Venezuela. There is also known oil shale or bituminous reserves in USA, Mexico, South America, Africa, Kazakhstan and other locations.

In Canada, oil sands are found in three locations in the province of Alberta: The Athabasca, Peace River and Cold Lake regions. They cover 141,000 square kilometers (Camp, 1976, 1977; Cameron Engineers, 1978; Alberta Energy, 2002). The Athabasca is the largest deposit area, located in the northeast part of Alberta. The total bitumen in place in Alberta is estimated at 1.7 to 2.5 trillion barrels (Morgan, 2001; Alberta Energy, 2002).

In 2005 about 1 million barrels of oil per day were being produced from oil sands primarily from three projects: Suncor, Syncrude joint venture and Albion Sands (Athabasca Oil Sands Project) joint venture. It is estimated that production will triple to 2.8-3 million barrels per day by 2015. About 300 billion barrels are estimated to be recoverable using current open pit mining and in-situ technologies (Mathieson and Stenason, 2001). The amount of this reserve is equivalent to over $30 trillion at current prices of oil.

Oil Sands Production in Canada

The Canadian oil sands industry is dominated by large integrated multi-national companies, including Albion Sands Energy Inc., Canadian Natural Resources Limited, Chevron, EnCana Corporation, Husky Energy Inc., Imperial Oil Resources Limited, Petro-Canada (Fort Hills), Shell Canada Limited, Suncor Energy Inc. and Syncrude Canada Ltd.

Upcoming players include (with projects under development or already underway) TOTAL (Joslyn), Exxon Mobil, Synenco, Fort Hills (UTS), Kearl Lake Project with Imperial Oil Resources Limited, and BP (British Petroleum).

Alberta’s oil sands (1.74 trillion barrels) (Alberta Energy:http://www.energy.gov.ab.ca/1876.asp.) are not only the world’s largest capital project but now represent 60 per cent of the world’s investable oil reserves. (CIBC World Markets, December 8, 2000, p 1.) But to produce one million barrels of oil a day, industry requires withdrawals of enough water from the Athabasca River to sustain a city of two million people every year. (Down to the Last Drop: The Athabasca River and the Oil Sands, Pembina Institute, March 2006, p.ii.) Despite some recycling, the majority of this water never returns to the river and is pumped into some of the world’s largest man-made dykes containing toxic waste. (Canada’s Oil Sands: Opportunities and Challenges to 2015: An Update, NEB, June 2006, p.38.) By 2015, the Canadian Association of Petroleum Producers predicts that oil sands production may total as much as three million barrels a day. (Canadian Oil Sands Outlook, EIA 2007 Annual Energy Outlook, March 2007.)

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Oil sands extraction usually takes at least two tons of oil sand to fill one barrel of upgraded synthetic crude oil. Furthermore, for every barrel of synthetic oil produced in Alberta, more than 80 kg of greenhouse gases are released into the atmosphere, and 3 to 5 barrels of waste water are dumped into tailing ponds. (Environmental Research and Studies Centre, University of Alberta, 2007.) Production waste streams released into ponds have still relatively large amounts of unrecovered bitumen and expensive diluents (as much as 4%). In large volumes typical for the oil extraction, these waste streams pose major environmental burdens as well as lost economic potential, creating a multibillion dollar opportunity.

Bitumen and naphtha recovery processes involve separation of the complex mixtures of mineral matter (sand, clay), water and small amounts of soluble organic from the bitumen. Current operators use a combination of energy (hydro-transport, heat, conventional mixing) chemical (caustic) addition, flotation and light solvent dilation to achieve the necessary separations.

Petrosonic Opportunity

We believe Petrosonic will be able to take advantage of an opportunity that traditional upgrading technology cannot address – upstream upgrading on smaller scales. The viability of upgrading is constantly changing due to production mix, refining infrastructure costs, and oil pricing. However, there are three markets for small upgraders that make sense:

•	Pipeline systems where access to the pipeline requires blending of heavy oil. Condensate prices and heavy oil differentials have been stable for some time and long term projections indicate that low condensate prices following the global economic slow-down will be short-lived;

•	Heavy oil producers in markets where light oil dominates refinery infrastructure. Internationally there are several markets like this; and

•	Markets where upgrading asphalt by-products can command premium prices. This is especially attractive in North America given the economic infrastructure stimulus measures being implemented.

To take advantage of these opportunities Petrosonic must be able to:

•	Economically upgrade heavy oil from small and medium sized producers right in the field;

•	Add value and allow producers to capture a larger share of the market price for refinery products; and

•	Provide operating plants to heavy oil producers in return for tolling process fees or purchase heavy oil at a premium to blenders.

Upgraded oil provides uplift in crude’s value and eliminates issues related to transport of crude oil to pipeline and refinery companies.

The Petrosonic Process

The Petrosonic heavy oil process will enable heavy sour oil (HSO) and bitumen (from most heavy oil and oil sands fields in the world) to be converted from nominally an API gravity of 8-14 degrees to a value-added synthetic crude oil of between 18 and 23 API. This is achieved through the reduction of undesirable constituents of the raw heavy oil and/or bitumen. The process incorporates two stages: solvent de-asphalting and distillation.

While solvent de-asphalting and distillation are both proven and well known technologies, the innovation associated with the Petrosonic upgrading process lies in the rapid de-asphalting achieved by sonication of the de-asphalting phase with the Petrosonic reactor stage.

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Petrosonic Test Data

The Company has completed an extensive test program of heavy oils both in house and independently with the complete Petrosonic upgrading process which has shown to consistently achieve the target improvements in API. The tests were carried out in our R&D site in Richmond, British Columbia (in house) and the lab work for the specifics of the de-asphalted oil and asphaltenes generated was carried out by Alberta Research Council in their laboratory (independent) in Edmonton, Alberta. The tests were carried out during 2010 and 2011. For Canadian bitumen samples this represents an upgrade from nominally 10° API to 25° API. The test program included heavy oils and bitumen from the Canadian Athabasca and Lloydminster fields, heavy oil from USA refineries, and crude oil from two international oil producers. The testing was conducted at Petrosonic’s Sonoprocess™ Facility in Richmond, British Columbia and at the Petrosonic Facility located in Albania. The Petrosonic upgraded oil quality is typically:

•	Density - from 23° to 28° API gravity, meeting pipeline specifications.

•	Viscosity - less than 100 cSt at 25°C (greater than 99% reduction), meeting pipeline specifications.

•	Liquid yields - From 85% to 92% by volume depending on the quantity and quality of asphaltene by- product required.

•	Sulphur - reduction by up to 40% by mass.

•	Heavy Metals - typical reduction of Vanadium up to 80% and Nickel by up to 88% by mass.

The following table illustrates some of the data from the extensive test program that we have conducted. This is critical in establishing the application of the Petrosonic process on a broad basis.

The table below (Table 1) shows key performance parameters for Alberta/Cold Lake Oil:

Table 1

Analysis	Raw Bitumen	Upgraded Oil [Petrosonic ID: 090309E-2]
Total Acid Number (TAN)	1.24	1.18
API Gravity	14.4	26.0
Density @15[o]C	0.9690	0.8982
Nickel	46	17
Vanadium	95	38
Sulphur	3.62	2.46

Table 2 shows a PONA (fundamental heavy oil testing of paraffins, olefins, napthenes and aromatics) summary by hydrocarbon group for Alberta/Cold Lake oil using commercially available light naphtha:

Table 2

	Raw Bitumen		Upgraded Oil [Petrosonic ID: 090309E-2]
Group	% Wt	% Mol	% Wt	% Mol
Aromatics	14.175	14.871	17.318	18.545
i-Paraffins	25.572	23.856	24.912	24.031
Naphthenes	30.728	33.450	19.017	20.217
Olefins	11.431	11.147	5.064	4.837
Paraffins	4.715	4.695	30.547	29.677
Oxygenates	0.000	0.000	0.000	0.000
Unidentified	13.380	11.981	3.142	2.694
Plus	0.000	0.000	0.000	0.000
TOTAL	100.00	100.00	100.00	100.00

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Table 3 shows a PONA summary by carbon number for Alberta/Cold Lake oil. Table 3 reflects the effectiveness of the Petrosonic upgrading process through the clear reduction in the oil’s carbon number from C9/C10 to C7/C8, which indicates clearly the generation of new lighter end fractions, each having a lower density and thus serving to increase the API. Given the high sensitivity of the API calculation to density, even small changes in density create significant gains in API quality.

Table 3

	Raw Bitumen		Upgraded Oil [Petrosonic Code 090309E-2]
Carbon #	% Wt	% Mol	% Wt	% Mol
C4	0.001	0.002	-	-
C5	0.060	0.100	0.079	0.125
C6	3.063	4.296	2.979	4.053
C7	17.245	21.005	21.711	25.435
C8	17.245	18.619	33.183	33.915
C9	29.209	27.721	25.799	23.367
C10	17.940	15.127	10.057	8.179
C11	1.511	1.149	2.512	1.868
C12	-	-	0.478	0.328
C13	-	-	0.049	0.030
C14	-	-	0.010	0.006
>C15	13.726	11.981	3.143	2.694
TOTAL	100.00	100.00	100.00	100.00

The following table (Table 4) illustrates some of the data from the extensive test program that Petrosonic has conducted. This is critical in establishing the application of the Petrosonic process on a broad basis.

Table 4

		Raw					Upgraded
						Total Acid					Total Acid
	Specific		Vanadium	Nickel	Sulphur	Number		Vanadium		Sulphur	Number
Country	Source	API	(g)	(g)	(%)	(TAN)	API	(g)	Nickel (g)	(%)	(TAN)

Canada	CP	10.6	169.0	80.0	4.5	0.98	24.5	29.2	12.0	2.64	0.73
Canada	CDL	14.4	95.0	46.0	3.62	1.24	26.0	38.0	17.0	2.46	1.18
US (Texas)	TG	17.4	12.0	5.4	3.73	0.59	27.9	4.2	1.9	2.78	0.99
US (Texas)	TK	14.9	15.0	16.0	3.85	0.56	27.5	4.4	4.2	2.51	0.58
US (Texas)	TQ	11.2	15	16	3.33	1.71	25.9	2.9	3.1	2.51	0.55
Albania	AB	10.8	348.4	68.5	5.96	0.56	25.1	56	8.6	3.96	0.3
Albania	AD	10.2	287.0	57.0	3.98	0.52	29.0	65.9	12.2	3.27	0.73
Albania	AM	21.0	110.0	19.0	2.43	1.07	31.9	48.4	7.7	2.88	0.85
Venezuela	VP	9.4	492.0	105.0	4.26	5.26	21.7	220	45.4	2.96	3.68
US (Utah)	US	14.5	23.8	12.2	1.18	3.19	32.5	1.7	1.0	0.62	0.26

Stages in the Petrosonic Process

Step 1: Solvent De-asphalting

The primary process of solvent de-asphalting dissolves bitumen in a common paraffinic solvent. The solvent is selected to ensure complete dissolution of the oil-soluble component of the bitumen with the solvent to form a De-asphalted Oil (DAO) while the insoluble hydrocarbon component known as asphaltenes are readily filtered through simple separation. This asphaltene fraction is concentrated with heavy metals such as nickel and vanadium as well as sulphur.

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The Petrosonic reactor, using its patented low-frequency / high-energy / high-amplitude reactor design, allows for significant improvement in the mass transfer efficiency of the solvent de-asphalting step in particular, cutting the de-asphalting time required from 6 to 10+ hours to 2 minutes.

Step 2: Solvent Recovery

At the completion of the two-stage Petrosonic upgrading process, the upgraded oil is required to be separated from the solvent through a standard solvent recovery process such as an evaporator or distillation column. Given the significant differential in boiling points of the upgraded oil and the solvent for recovery, the separation process is economical and readily applicable to recover solvent with a solvent residual of less than 4% remaining in the oil and probably below 2%. Such a small solvent residual in the oil is well within the expected quality parameters for pipeline and refinery specifications. The recovered solvent is reused at the solvent de-asphalting stage to complete the closed loop on the Petrosonic upgrading process.

Petrosonic’s Technology

SonoProcess

We believe Petrosonic’s technology advantage is based upon the use of our Petrosonic reactor technology and the unique cavitational and enhanced mass transfer effects that it provides. Petrosonic has developed a unique competency in the design of enhanced mass transfer energy processes and the proprietary applications that result from this.

In recent years the use of cavitational technologies and ultrasound has been researched extensively for oil processing – usually in the context of desulphurization or “cold cracking”. Our own research does not support this and we make no claims that it can create a unique upgrading process. The chemistries used in the Petrosonic process are established and our advantage is that we make these more effective.

The Company looks to maintain its initial technical advantage derived from the Petrosonic Sonoprocess™ for heavy oil by adding complementary proprietary process technologies to this.

The Petrosonic reactor has been designed and built in a variety of configurations but all Petrosonic process development is undertaken on full scale units:

•	Petrosonic reactors are based on low-frequency / high-amplitude Petrosonic energy reactors;

•	A patented electromagnetic drive puts a massive steel bar into resonance and this allows efficient transfer of energy to the reaction chambers;

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•	There are no moving parts and so Petrosonic reactors have a high reliability and operational availability;

•	The reaction chambers are attached at the mid-node points one half wavelength from the drive system, enabling the reactors to apply Petrosonic energy to physical, chemical and biological processes; and

•	Petrosonic reactors are thus able to achieve more sustainable processes – better reactivity, less reagents, less energy, greater effectiveness and more product for overall economic advantage.

Direct Sonicated Separation

The previous holder of the technology has also carried out independent tests on oil sands to determine if the technology could be effective in a low cost primary separation process. Preliminary tests with a proprietary process protocol produced results comparable with existing technology.

However, the effectiveness of this technology is but a first step due to the massive scale of oil sands projects. At this time the Company believes the volume of material that would need to be processed requires a “next generation” of Petrosonic reactor technology. Existing scale technology may be applicable to small scale oil sands production.

The Company has directed its efforts towards a more immediate but directly related application – the treatment of drill cuttings. This is not the same scale of opportunity but offers immediate access to market and cash flow generation based on modest investment of capital.

Petrosonic Heavy Oil Process Patents

As part of the transaction with Sonoro Energy the company has acquired the following Heavy Oil Process provisional and PCT applications based on the Company’s Sonoprocess™:

•	Patent/Application No: WO2009111871. Jurisdiction: WIPO. Title: Method for Treating Heavy Crude Oil. Application Status: Published.

•	Patent/Application No: EA201071060. Jurisdiction: Eurasisa. Title: Method for Treating Heavy Crude Oil. Status: Pending.

•	Patent/Application No: EP2260089. Jurisdiction: Europe. Title: Method for Treating Heavy Crude Oil. Status: Pending.

•	Patent/Application No: 2156/MUMNP/2010. Jurisdiction: India. Title: Method for Treating Heavy Crude Oil. Status: Pending.

•	Patent/Application No: US 61/035,690. Jurisdiction: United States. Title: Method for Treating Heavy Crude Oil. Status: Company will appeal the expired priority claim to reinstate the priority claim.

Competition

Currently heavy oil is upgraded by refineries and upgraders (refineries that upgrade crude to synthetic crude grade level but not to full end products such as diesel, jet fuel etc.). These facilities refine large quantities of crude from 60,000 to 500,000 bbl/day and they are capital intensive, require long lead times, significant engineering and intensive water use.

There have been other technologies introduced that upgrade heavy oil via other methods such as Headwaters Incorporated’s proprietary HCAT technology or Ivanhoe Energy’s HTL heavy oil upgrading technology. However, these technologies upgrade heavy crudes in smaller volumes and are also very complex, capital intensive and require intense use of energy and water. They also have the associated environmental downsides such as carbon emissions.

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Disadvantages of Petrosonic Process/Technology

There are few inherent disadvantages to the Petrosonic process.  The technology has been proven on other applications but long-term 24 hour operations have not been attempted as prior successful commercialization efforts did not require long-term, 24 hour operations. In addition, one sonicator at current dimensions can process up to 500 barrels of heavy oil per day. While this processing capacity can be an advantage for small and medium size operations it may be considered as a disadvantage for larger operations.

In addition, there are technical and logistical risks associated with the heavy oil upgrading technology rollout in Albania.  These risks can be attributed to two general categories of risk:  operational and logistical, which are influenced by the market risk factors which are presented separately.

The design of the equipment was based on an estimation of both the required solvent as well as the regional heavy crude oil expected to be upgraded at site.  Any changes and variations in either the solvent or the heavy oil will impact the overall ability to commission the project.  Remaining equipment to be ordered is minor in scope but any delays or problems in sources of supply from European sources could lead to minor delays.

The ability to procure suitable safe installation for commissioning the equipment is critical given the limited number of suitable contractors available in Albania.  The ability to source and deliver piping equipment could cause commissioning or optimization delays.  The equipment to be assembled into a continuous heavy oil upgrading process has not been operated in the proposed configuration elsewhere. The process is expected to operate as designed but unforeseen assembly and commissioning situations are normal and expected.  Remaining equipment to be ordered is minor in scope but any delays or problems in sources of supply from European sources could lead to minor delays.

Marketing and Sales Strategy

Petrosonic’s business model is to provide integrated upgrading systems to heavy oil producers in exchange for revenue sharing in the economic uplift produced as a result of the Sonoprocessing™. Given the relative ease of integration and transportation, the process is designed to be easily applicable to the upstream and midstream constituents. The immediate marketing and sales strategy is to sell our processing services on toll or joint venture basis to heavy oil upstream producers directly. As a result, business models can take on various forms:

•	Oil Producers: Decrease viscosity and need for diluents; improve quality; increase marketability; increase price.

•	Pipeline Operators: Decrease viscosity and need for diluent resulting in increased throughput.

•	Storage & Blending Operators: Increase yield and quality.

•	Refiners: Increase yield and quality. Rapid de-asphalting with less diluent and less cost. De-bottleneck refinery.

Customers

Our target customers are heavy oil producers, industrial groups that consume heavy oil and refineries that refine heavy oil. In addition, our potential customers consist of heavy oil trading companies and asphalt producers and consumers of asphalt products such as construction companies that require asphaltenes as raw material for production of asphalt. Currently the Company has no customers.

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Employees

We have currently 2 full-time employees and 3 part-time employees, as well as, several independent consultants. We plan to hire three local operations staff in Albania during the first year of its operations. The Company has identified potential candidates for such positions, and expects to proceed with such hires once it has secured the requisite financing.

Environmental Laws and Regulations

The Company may be subject to various environmental laws and regulations in the countries in which it operates. With respect to Albania, the Company will require an environmental permit for its facility and a fire safety permit. The Company has applied for the environmental permit and is in discussion with all governmental authorities regarding the issuance of the permit. Since the Company does not require any use of water, extensive energy or generate any emissions it does not fall under more complicated and lengthy environmental permit requirements typical for refineries or upgraders. The Company plans to install all necessary equipment required for anti-fire measures and regulations in the country.

Procurement of Equipment

We will rely on a third party contractor to manufacture the sonicators and other related equipment according to its patented design and specifications. We have received quotes from the third party manufacturer and expect that we will be able to obtain all the necessary equipment to grow our processing capacity in the future. The manufacturer has the production and financial capability and capacity to fulfill our orders in the future. In addition, we have access to several local and international fabricators and engineering firms to carry out the necessary assembly of the equipment and increase capacity of our processing plant in the future.

PROPERTIES

Our head office is located at Suite 300, 714 - 1st Street SE, Calgary, Alberta, Canada T2G 2G8. Our sole director is currently allowing the Company the use of his office without charge in order to minimize costs to the Company. Management believes that the Company’s facilities are adequate for the conduct of the Company’s management operations at this time.

We also have an office in Fier, Albania at same location where its processing plant is located. Albania’s heavy oil upstream and downstream industries are located in Fier and the facility is only a few miles away from the heavy oil producing fields. It is also located 35 kilometers away from Albania’s only deep sea port and export facility, the PIR Vlora terminal. The office is offered by the Albanian partner without charge until the Company signs a lease agreement when requisite funding is in place.

LEGAL MATTERS

In the normal course of business, we may become involved in various legal proceedings. Currently, we know of no pending or threatened legal proceeding to which we are or will be a party which, if successful, might result in a material adverse change in our business, properties or financial condition.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our executive officers and directors, their ages, their respective offices and positions, and their respective dates of election or appointment.

Name	Age	Title	Position Held Since

Art Agolli	42	Chief Executive Officer, President and Director	March 2012
Richard Raisig	65	Chief Financial Officer, Secretary and Treasurer	January 2013

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws and the provisions of the Nevada Revised Statutes. Our directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with our bylaws and the provisions of the Nevada Revised Statutes.

Our officers are appointed by the Company’s Board of Directors and hold office until removed by the Board.

Business Experience

Art Agolli has more than 16 years of successful experience in developing heavy oil projects. Since February of 2009 he has acted as Chief Executive Officer of BA Capital, a Calgary based merchant bank serving the energy, mining and technology sectors.

Mr. Agolli is co-founder and former Vice President of Bankers Petroleum Ltd., a Toronto and London Stock Exchange listed oil and gas company. Mr. Agolli played a key role in building Bankers Petroleum from April 2004 through August 2008. From a start up in April 2004, Bankers Petroleum grew to a $2.3 billion market capitalization company during his time with the company, until August 2008. Bankers Petroleum has a 100% working interest and is the operator of the largest onshore heavy oil field in Europe (Albania) with original oil in place of 8.5 billion barrels. Mr. Agolli also played an important role with BNK Petroleum, a Toronto Stock Exchange listed company that was spun off from Bankers Petroleum in 2008 in its entry into Poland where that company has one of the largest shale gas land positions in the country and in Europe. BNK Petroleum grew from a start-up to a $700 million market capitalization company.

Mr. Agolli is also a co-founder of Sonoro Energy, a TSX listed company that has recently signed a major oil deal in Iraq. Mr. Agolli provided services to Sonoro Energy Ltd. from May 2010 to January 2012. Sonoro has exclusive rights to development of all heavy oil of Salah ad Din Province in Iraq. Mr. Agolli has also been an international business and corporate development executive with Koch Industries Inc., the largest privately held company in North America from 1998-2001. From March 2001 to December 2003 he was Chief Executive Officer of Anonima Petroli Italiana (Albania), a subsidiary company of Api Spa, one of the largest refining and trading oil companies in Italy.

Mr. Agolli started his career as a consultant for the World Bank in Washington DC in 1997. Mr. Agolli holds a Masters Degree in Management from Grand Valley State University (Michigan, USA) and an International Relations and Business Degree from the same university. He is a member of the Association of International Petroleum Negotiators (Houston, USA).

Richard Raisig currently serves, on a part-time basis, as the Chief Financial Officer of Connexed Technologies, Inc. Mr. Raisig joined Connexed in 2009. From 2007 to 2009 Mr. Raisig served as Chief Financial Officer of Aurora Systems, Inc. Prior to joining Aurora Systems, Mr. Raisig was Chief Financial Officer of Microvision, Inc. from 1996 to 2006. Mr. Raisig received a BA in Economics from the University of California, Irvine in 1970, an MS in Accounting from California State University, Long Beach in 1973 and an MBA in Finance from the University of Southern California in 1980.

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Family Relationships

There are no family relationships among our directors and executive officers.

Involvement In Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

EXECUTIVE COMPENSATION

Executive Compensation - Executive Officers

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended October 31, 2011, the two months ended December 31, 2011 and the year ended December 31, 2012 by our Chief Executive Officer and each of the other two highest paid executives, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen-sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)	Total ($)

Art Agolli, Chief Executive Officer	12/31/2012
	12/31/2011	0	0	0	0	0	0	0	0
	10/31/2011	0	0	0	0	0	0	0	0
Gerhard Schlombs, former Chief Executive Officer (1)	12/31/2012	0	0	0	0	0	0	0	0
	12/31/2011	0	0	0	0	0	0	0	0
	10/31/2011	0	0	0	0	0	0	0	0

(1) Mr. Schlombs resigned his position on March 19, 2012.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred

Employment Agreements

We do not currently have an employment agreement with our Chief Executive Officer or our Chief Financial Officer.

Long-Term Incentive Plan Awards

We do not presently have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, stock price or any other measure.

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Options/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights (“SARs”) and freestanding SARs have been made to our executive officers, or directors or employees during the current fiscal year. No stock options have been previously granted.

Potential Payments Upon Termination or Change-in-Control

Securities and Exchange Commission regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company.

We currently have no employment agreements nor any compensatory plans or arrangements with any of our executive officers that may result from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following describes all transactions since January 1, 2010 and all proposed transactions in which we are, or we will be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

From 2011 and continuing through the date of this prospectus, our Chief Executive Officer and director, Mr. Art Agolli, provided office space to us free of charge.

On June 6, 2012, we issued to Mr. Agolli a secured convertible debenture in the amount of CDN$200,000. The debenture accrues interest at the rate of 10% per year and is due to be paid on June 6, 2013. Mr. Agolli may convert the principal amount of the debenture before the maturity date at the price paid for shares of our common stock by investors who participate in a "Qualified Financing", as defined in the debenture. The private offering we completed on January 16, 2013 meets the definition of a Qualified Financing, therefore Mr. Agolli may convert the debenture to shares of our common stock at the rate of $0.25 per share, for a total of 800,000 shares. The debenture is secured by our personal property and the personal property of our subsidiary.

Mr. Schlombs, our former President, Principal Executive Officer, Principal Financial Officer and director, provided office space to us free of charge.

At October 31, 2011, Mr. Schlombs had advanced a total of $42,000 to us towards working capital, which amount has subsequently been repaid.

Director Independence

During the year ended December 31, 2012, we had no independent directors. Our current sole director, Art Agolli, is not independent. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The NASDAQ National Market, and the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company has only one class of stock outstanding, its common stock. The following table sets forth certain information as of February 5, 2013, with respect to the beneficial ownership of our common stock for (i) each director and officer, (ii) all of our directors and officers as a group, and (iii) each person known to us to own beneficially five percent or more of the outstanding shares of our common stock. As of February 5, 2013, there were 65,329,000 shares of common stock outstanding.

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To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

Directors and Executive Officers	Shares Beneficially Owned (1)		Percentage Beneficially Owned

Art Agolli Chief Executive Officer, President and Director 57 Valley Woods Way, NW Calgary, AB T3B 6A5	20,800,003	(2)	31.5%

All Officers and Directors as a Group	20,800,003		31.5%

Principal Stockholders

Gerhard Schlombs (Former officer and former director) 92 Wishing Well Drive Toronto, ON M1T 1J9	14,625,000		22.4%

SGP Group Inc. (3) 2nd Terrace W. Centreville P.O. Box 10567 Nassau, Bahamas	4,276,284		6.5%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) The number of shares beneficially owned by Mr. Agolli includes 800,000 shares of common stock that would be issued to him if he chooses to convert the Secured Convertible Debenture issued to him on June 6, 2012.

(3) Josephine Agotilla has dispositive and voting control for SGP Group Inc.

Change Of Control

To our knowledge, there are no present arrangements or pledges of securities of our Company that may result in a change in control.

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SELLING STOCKHOLDERS

We are registering shares of common stock owned by the selling stockholders. The common stock was acquired in a private placement which closed on January 16, 2013. The private placement was conducted under Regulation D of the Securities Act with a limited number of accredited investors. A more complete description of this offering is included at the section of this prospectus titled “Summary” at page 1.

No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities.

The following table also provides certain information with respect to the selling stockholders’ ownership of our securities as of February 5, 2013, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. For the table below, ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a selling stockholder exercises sole or shared voting or investment powers, or of which a selling stockholder has a right to acquire ownership at any time within 60 days of February 5, 2013. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein, however, if a selling stockholder transfers his or her interest in the common stock prior to the effective date of the registration statement of which this prospectus is a part, we will be required to file a post-effective amendment to the registration statement to provide the information concerning the transferee. Alternatively, if a selling stockholder transfers his or her interest in the common stock after the effective date of the registration statement of which this prospectus is a part, we may use a supplement to update this prospectus. None of the selling stockholders are or were affiliated with registered broker-dealers with the exception of Mark Moskowitz, Thomas Bridges, John J. Weber, Aaron M. Gurewitz and Theodore D. Roth. These individuals have indicated that they bought the shares in the ordinary course of business, and at the time of the purchase of shares, they had no agreements or understandings, directly or indirectly, with any person to distribute our shares. See our discussion titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

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Selling Stockholder	Shares held before the Offering	Shares being Offered	Shares held after the Offering		Percentage Owned after the Offering(1)

Curtis Lynn Debord and Mary Joseph Debord	400,000	400,000	0		—
Sub L.P. (2)	2,000,000	2,000,000	0		—
CI USVI, LLC (3)	2,000,000	2,000,000	0		—
Edward Kowlowitz	1,200,000	1,200,000	0		—
Robert and Susan Tepperman	40,000	40,000	0		-
Centermark Holdings, LLC (4)	200,000	200,000	0		—
Thomas S. Bridges	300,000	300,000	0		—
David G. Gross	300,000	300,000	0		—
Charles T. Osearo	100,000	100,000	0		—
David R. Garfin	160,000	160,000	0		—
Steve Arnold	200,000	200,000	0		—
Michael and Sonja Ogrizovich	100,000	100,000	0
Joseph and Marla Schwartz	100,000	100,000	0		—
Thomas Levin and Heather Levin	100,000	100,000	0		—
Fred Halpern and Joshua Halpern	200,000	200,000	0		—
E. V. Kazazian Trust U/A 12/3/2004 (5)	100,000	100,000	0		—
Bix Family Investments, LLC (6)	80,000	80,000	0		—
PENSCO Trust Company Custodian FBO David Klunder (7)	60,000	60,000	0		—
Mark Whitmore	300,000	300,000	0		—
Robert S. Dumper & Janet Dumper Co-TTEE The Dumper Family Trust U/A 5/17/2012 (8)	100,000	100,000	0		—
Graham C. W. Astor	200,000	200,000	0		—
Michael P. & Connie G. Marinko	100,000	100,000	0		—
Joe Reid (10)	80,000	80,000	0		—
Michael J. Gluck	20,000	20,000	0		—
William B. Kuhn	40,000	40,000	0		—
Kevin Hurley (10)	60,000	60,000	0		—
Philip M. Sorensen	60,000	60,000	0		—
Jonathan Spanier	800,000	800,000	0		—
Peter G. Geddes	400,000	400,000	0		—
Michael Stone	800,000	800,000	0		—
John J. Weber	100,000	100,000	0		—
Aaron M. Gurewitz	100,000	100,000	0		—
DiNapoli Family Trust U/A 2/5/2010 (9)	50,000	50,000	0		—
Gordon Roth	100,000	100,000	0
Theodore D. Roth	40,000	40,000	0		—
Mark Moskowitz	670,000	600,000	70,000	*
Molly Richardson	210,000	210,000	0		—
Michael Cavalier	200,000	200,000	0		—
Benjamin L. Padnos	150,000	150,000	0		—
Anthony DiGiandomenico	40,000	40,000	0		—
Frank Seifert	50,000	20,000	30,000	*
TOTAL		12,210,000

* Indicates less than 1%.

(1) Based on 65,329,000 shares outstanding on February 5, 2013.

(2) The person holding voting and investment power over these shares is Scott Greenberg.

(3) The person holding voting and investment power over these shares is R.D. Sckalor.

(4) The person holding voting and investment power over these shares is Michael C. Azar.

(5) The persons holding voting and investment power over these shares are Edward V. Kazazian and Linda R. Kazazian.

(6) The person holding voting and investment power over these shares is Carl H. Schultz.

(7) The person holding voting and investment power over these shares is David Klunder.

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(8)	The persons holding voting and investment power over these shares are Robert S. Dumper and Janet Dumper.
(9)	The persons holding voting and investment power over these shares are Philip DiNapoli and Jennifer DiNapoli.
(10)	This information is based on the records we maintained relating to the private placement which closed on January 16, 2013. We have not yet received confirmation of the information from the stockholders.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the OTCQB or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales;

•	put or call option transactions relating to the shares; and

•	any other method permitted under applicable law.

The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling stockholders and each selling stockholder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

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The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are registering shares of our common stock. We are presently authorized under our Articles of Incorporation to issue 843,750,000 shares of common stock $0.001 par value per share. The following description of our common stock is only a summary and is subject to and qualified by our Articles of Incorporation, as amended, copies of which will be provided by us upon request, and by the provisions of applicable corporate laws of the State of Nevada.

Holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors, are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs, do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

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As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Provisions In Our Certificate of Incorporation Or Bylaws That May Delay, Defer or Prevent a Change of Control

Our Articles of Incorporation do not include any provision that may delay, defer or prevent a change of control. Article I, Section 2 of our bylaws states, "Special meetings of the stockholders may be called by the Board of Directors or such person or persons authorized by the Board of Directors." Article II, Section 4 of our bylaws states, "One or more or all the Directors of the Corporation may be removed with or without cause at any time by a vote of two-thirds of the stockholders entitled to vote thereon, at a special meeting of the stockholders called for that purpose." If the Board of Directors does not authorize stockholders to call a special meeting, our stockholders will not be able to remove the directors. Furthermore, while Article X, Section 1 permits stockholders to alter or repeal the bylaws or to adopt new bylaws, such action may be taken only at an annual or special meeting. If stockholders are not permitted to call a special meeting, their ability to alter or repeal any bylaw or to adopt new bylaws may not be timely if such an action is required to be done quickly.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Indemnification of Directors and Executive Officers and Limitation of Liability

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

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To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by a corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation

Article Twelfth of our Articles of Incorporation states that no director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of Article Twelfth by our stockholders shall be prospective only, and shall not adversely affect any limitations on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

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Our Bylaws

We must indemnify a director or former director and we may indemnify a director or former director of a corporation of which we are or were a stockholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them, in a criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director, including an action brought by us. Each of our directors, on being elected or appointed, is deemed to have contracted with us on the terms of the foregoing indemnity.

We may indemnify an officer, employee or agent of ours or of a corporation of which we are or were a stockholder (notwithstanding that he is also a director), and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or them resulting from his or her acting as an officer, employee or agent.

We must indemnify our Secretary or an Assistant Secretary and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or them arising out of the functions assigned to the Secretary by the Corporation Act or the Articles of Incorporation and each such Secretary and Assistant Secretary, on being appointed is deemed to have contracted with us on the terms of the foregoing indemnity.

We may purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent or as a director, officer, employee or agent of a corporation of which we are or were a stockholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. The transfer agent’s address is 2632 Coachlight Court, Plano, Texas 75093 and its phone number is (972) 612-4120.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We did not hire any expert or counsel on a contingent basis who will receive a direct or indirect interest in the Company or who was a promoter, underwriter, voting trustee, director, officer, or employee of the Company. Richardson & Patel LLP, our legal counsel, has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP has agreed to accept shares of our common stock in exchange for the services that have been and will be rendered to us in connection with the filings we are required to make pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. As of the date of this prospectus, Richardson & Patel LLP and its principals or persons related to them collectively own 210,000 shares of our common stock.

EXPERTS

The financial statements included in this prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You can read our filings, including the registration statement of which this prospectus is a part, over the internet at the Security and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facility at 100 F Street, N.E., Washington, D.C., 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C., 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facility.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimated, except the registration fee:

Securities and Exchange Commission registration fee	$1,015.02
Printing fees and expense	$1,500.00	*
Legal fees and expenses	$50,000.00	*
Accounting fees and expenses	$1,000.00
Transfer agent and registrar fees and expenses	$1,000	*
Miscellaneous	$500.00	*
Total	$55,015.02	*

 *Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by a corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation

Article Twelfth of our Articles of Incorporation states that no director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of Article Twelfth by our stockholders shall be prospective only, and shall not adversely affect any limitations on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

Our Bylaws

We must indemnify a director or former director and we may indemnify a director or former director of a corporation of which we are or were a stockholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them, in a criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director, including an action brought by us. Each of our directors, on being elected or appointed, is deemed to have contracted with us on the terms of the foregoing indemnity.

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We may indemnify an officer, employee or agent of ours or of a corporation of which we are or were a stockholder (notwithstanding that he is also a director), and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or them resulting from his or her acting as an officer, employee or agent.

We must indemnify our Secretary or an Assistant Secretary and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or them arising out of the functions assigned to the Secretary by the Corporation Act or the Articles of Incorporation and each such Secretary and Assistant Secretary, on being appointed is deemed to have contracted with us on the terms of the foregoing indemnity.

We may purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent or as a director, officer, employee or agent of a corporation of which we are or were a stockholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years we have sold or issued the following securities not registered under the Securities Act of 1933, as amended (the “Securities Act”). Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions. Unless otherwise indicated below, the offers and sales of the following securities were exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities was restricted by the Company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b); and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

On January 16, 2013, we closed a private placement with certain accredited investors (the “Investors”) pursuant to the terms of a Securities Purchase Agreement whereby we sold to the Investors an aggregate of 12,610,000 shares of the Company’s common stock (the “Shares”), at a price of $0.25 per Share, for aggregate cash proceeds to the Company of $3,152,500. In connection with the sale of the Shares we paid fees totaling $215,000 in cash along with warrants to purchase an aggregate of 275,000 shares of our common stock at a price per share of $0.50 (the “Warrants”). The Warrants have a two-year exercise period.

In January 2013 we entered into agreements with three consultants who, together, have agreed to accept a total of 1,270,000 shares of our common stock in exchange for services. All of the consultants are accredited investors. We have not yet issued shares of our common stock to any of the consultants.

On April 17, 2012, we issued 20,000,003 unregistered restricted shares of common stock to Art Agolli pursuant to an Assignment Agreement with Mr. Agolli, whereby Mr. Agolli agreed to convey to us all of his right, title and interest in and to a certain letter of intent between Mr. Agolli and Sonoro Energy Ltd. The shares of common stock were issued to Mr. Agolli pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transaction took place outside the United States of America with a non-US person.

On April 18, 2012, concurrent with his resignation as a director of the Company, Gerhard Schlombs surrendered 22,500,000 shares of the Company`s common stock, registered in his name, to the corporate treasury for cancellation. Such shares were cancelled by our transfer agent. No compensation was paid to Mr. Schlombs for the cancellation of his shares.

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Between March 23, 2012 and June 21, 2012, we issued several Convertible Debentures to raise $163,775 (CAD$165,000 face value) for general working capital. Debentures for $50,000, $25,000, $48,775 (CAD$50,000 face value) and $40,000 were issued to three non-related parties. The debentures bear interest at 10% per annum and mature one year from the issuance date. Until the due date, the holder(s) may elect to convert the debenture in whole or in part into common shares of the Company at a conversion rate equal to the price of any aggregate financing exceeding five hundred thousand ($500,000) dollars less a discount of 25% per share. The convertible notes were offered pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On June 11, 2012, we entered into an agreement with our Art Agolli for a convertible debenture valued at $195,100 (CAD $200,000 face value) for funds advanced. The convertible debenture matures June 11, 2013 and bears interest at 10%. At any time prior to the Maturity Date, if we complete an equity or convertible debenture financing yielding aggregate proceeds of at least $500,000 (“Qualified Financing”), Mr. Agolli may elect to convert the debenture in whole or in part into our common stock at a price equal to the price per share at which our common stock was sold in the Qualified Financing, or in the case of a convertible debenture, the price of the shares issuable upon conversion of the convertible debentures sold in the Qualified Financing. The debenture was issued to Mr. Agolli pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transaction took place outside the United States of America with a non-US person.

On July 27, 2012, pursuant to the terms of an agreement entered into with Sonoro Energy Ltd. to purchase certain assets, we issued to Sonoro a convertible debenture in the principal amount of $254,105 (CAD $250,000 face value). The debenture has a term of two years and is non-interest bearing. At any time after we have completed an equity or convertible debenture financing yielding aggregate proceeds of at least $500,000 (a “Qualified Financing”), the debenture is convertible at the holder’s option into shares of our common stock. The conversion price of the debenture will be equal to the price per share of the shares sold in the Qualified Financing or the conversion price of the shares issuable upon conversion of the convertible debentures sold in the Qualified Financing. The debenture was issued to Sonoro pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transaction took place outside the United States of America with a non-US person.

In September 2012, the Company entered into two subscription agreements with a private investor, pursuant to which the private investor purchased an aggregate of 680,000 shares of our common stock and warrants for the purchase of 340,000 shares of our common stock at an exercise price of $0.50 per share, exercisable over one year from the purchase date. We received gross proceeds of $170,000 through this offering.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT INDEX

Number	Description

2.1	Asset Purchase and Sale Agreement dated July 27, 2012 between the registrant and Sonoro Energy Ltd.(1)
3.1	Articles of Incorporation(2)
3.1.1	Certificate of Amendment to Articles of Incorporation and Certificate of Merger(3)
3.2	Bylaws(2)
5.1	Opinion Regarding Legality**
10.1	Assignment of Shares of Common Stock dated April 17, 2012 from Art Agolli in favor of Bearing Mineral Exploration Inc.(4)
10.2	Convertible Debenture dated June 29, 2012 issued to Sonoro Energy Ltd.(1)
10.3	Non-Compete and Non-Solicitation Agreement dated July 27, 2012 between the registrant and Sonoro Energy Ltd.(1)
10.4	Consulting Agreement dated July 27, 2012 between the registrant and Sonoro Energy Ltd.(1)
10.5	Share Sale Contract dated July 27, 2012 between the registrant and Sonoro Energy Ltd.(1)
10.6	Form of Iraq License Agreement dated July 27, 2012 between the registrant and Sonoro Energy Ltd.(1)
10.7	Trust Agreement dated August 14, 2008 executed by Gerhard Schlombs(2)
10.8	Secured Convertible Debenture in the principal amount of CDN$200,000 issued on June 6, 2012 in favor of Art Agolli*
21	List of Subsidiaries*
23.1	Consent of MaloneBailey, LLP*
23.2	Consent of Richardson & Patel LLP**

*Filed herewith.

**To be provided by amendment.

(1) Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2012.

(2) Incorporated by reference to the registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 19, 2008.

(3) Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2012.

(4) Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2012.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.              To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

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iii.              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.              Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.              Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Alberta, Canada, on February 11, 2013.

PETROSONIC ENERGY, INC.

By:	/s/ Art Agolli
Art Agolli
Chief Executive Officer

By:	/s/ Richard Raisig
Richard Raisig
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: February 11, 2013	/s/ Art Agolli
Art Agolli, Chief Executive Officer (Principal Executive Officer) and Director

Dated: February 11, 2013	/s/ Richard Raisig
Richard Raisig, Chief Financial Officer (Principal
Financial and Accounting Officer)

II-7

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

PETROSONIC ENERGY, INC.

(a Development Stage Company)

 Audited Financial Statements

PETROSONIC ENERGY, INC.

(a Development Company)

Unaudited Consolidated Financial Statements

Page No.

Consolidated Balance Sheets-September 30, 2012 (Unaudited) and December 31, 2011	F-19
Consolidated Statements of Operations for the three and nine months ended September 30, 2012 and for the period from Inception through September 30, 2012	F-20
Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011 and for the period from Inception through September 30, 2012	F-21
Notes to Financial Statements	F-22

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Petrosonic Albania SHA.

(a Development Stage Company)

Tirana, Albania

We have audited the accompanying balance sheets of Petrosonic Albania SHA. (a development stage company) (the “Company”) as of December 31, 2011and December 31, 2010 and the related statements of expenses, shareholders’ equity, and cash flows for the years ended December 31, 2011 and December 31, 2010 and the period from May 24, 2010 (inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and December 31, 2010 and the results of its operations and its cash flows for the years then ended and the period from May 24, 2010 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered reoccurring losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/MALONEBAILEY, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

July 20, 2012

F-2

Petrosonic Albania SHA.

(A Development Stage Company)

Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash	$1,655	$146
Valued-added taxes receivable	86,136	3,725

Total current assets	87,791	3,871
Property and equipment, net	617,924	183,874
TOTAL ASSETS	$705,715	$187,745

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$204,176	$-
Total liabilities	204,176	-
Stockholders' equity:
Common stock, 100,000 shares authorized, $25.64 par value - 60,195 and 60,017 shares issued and outstanding, respectively	1,543,406	1,538,836
Additional paid-in capital	(1,008,356)	(1,331,364)
Other comprehensive income	1,607	69
Deficit accumulated during the development stage	(35,118)	(19,796)
Total stockholders’ equity	501,539	187,745
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$705,715	$187,745

See accompanying notes to audited financial statements.

F-3

Petrosonic Albania SHA.

(A Development Stage Company)

Statements of Expenses

	Year Ended December 31,		Inception (May 24, 2010) through December 31,
	2011	2010	2011
Expenses

General and administrative expenses	$15,322	$19,796	$35,118

Total operating expenses	15,322	19,796	35,118

Net loss	$(15,322)	$(19,796)	$(35,118)
Other Comprehensive income,
Foreign currency translation adjustment	1,538	69	1,607
Comprehensive loss	$(13,784)	$(19,727)	$(33,511)

Loss per common share - Basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding -
Basic and diluted	2,564,000	2,564,000

See accompanying notes to audited financial statements.

F-4

Petrosonic Albania SHA.

(A Development Stage Company)

Statements of Cash Flows

	For the Year Ended		May 24, 2010 (inception)
	December 31,		through
	2011	2010	December 31, 2011
Cash flows from operating activities
Net loss	$(15,322)	$(19,796)	$(35,118)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Receivables	(82,411)	(3,725)	(86,136)
Accounts payable and accrued expenses	204,176	-	204,176
Net cash (used in) provided by operating activities	106,443	(23,521)	82,922

Cash flows from investing activities
Cash paid for purchase of property and equipment	(438,833)	(183,874)	(622,707)
Net cash used in investing activities	(438,833)	(183,874)	(622,707)

Cash flows from financing activities
Contributed capital	327,578	207,472	535,050
Net cash provided by financing activities	327,578	207,472	535,050
Effect of exchange rate changes on cash	6,321	69	6,390
Net increase in cash	1,509	146	1,655
Cash at the beginning of the year	146	-	-
Cash at the end of the year	$1,655	$146	$1,655
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-
Non-cash investing and financing transactions:
Shareholders’ paid in capital for acquisition of license	$4,570	$1,538,836	$1,538,836

See accompanying notes to audited financial statements.

F-5

Petrosonic Albania SHA.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the period from May 24, 2010 (Inception) to December 31, 2011

	Common Stock		Additional Paid in	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at May 24, 2010 (Inception)	-	$-	$-	$-	$-	$-

Common stock issued for license	60,000	1,538,400	(1,538,400)	-	-	-

Common stock issued for contributed capital	17	436	(436)	-	-	-

Contributed capital	-	-	207,472	-	-	207,472

Other comprehensive income	-	-	-	69	-	69

Net loss	-	-	-	-	(19,796)	(19,796)

Balance at December 31, 2010	60,017	$1,538,836	$(1,331,364)	$69	$(19,796)	$187,745

Common stock issued for contributed capital	178	4,570	(4,570)	-	-	-

Contributed capital	-	-	327,578	-	-	327,578

Other comprehensive income	-	-	-	1,538	-	1,538

Net loss	-	-	-	-	(15,322)	(15,322)

Balance at December 31, 2011	60,195	$1,543,406	$(1,008,356)	$1,607	$(35,118)	$501,539

See accompanying notes to audited financial statements.

F-6

PETROSONIC ALBANIA SHA.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2011

Note 1 – Organization, nature of operations and summary of significant accounting policies

Organization and nature of operations

Petrosonic Albania Sha.,(the “Company”) was incorporated on May 24, 2010 in Tirana, Albania. The Company has not generated revenues since inception. The two initial shareholders are Sonoro Energy Ltd (a Canadian publicly traded company in TSX- symbol; SNV) and Albnafta, Ltd, an Albanian private company. The Company complies with Statement of Financial Accounting Standard ASC 915-15 and the Securities and Exchange Commission Exchange Act 7 for its characterization of the Company as development stage.

Petrosonic Albania Sha. is a company that operates in de-asphalting and separation of asphalt from heavy crude oil, oil sands, waste oils under a license agreement with Sonoro Energy Ltd which allows the Company to use the propriety sonic technology which was developed, patented and owned by Sonoro Energy formerly Sonic Technology Solutions in the territory of Republic of Albania.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents are highly liquid investments with an original maturity of three months or less.

Property and equipment, net

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years. The Company has not recognized depreciation since inception as none of the equipment has been used in operations.

F-7

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. There was no impairment of assets as of December 31, 2011 and December 31, 2010.

Research and development

Costs incurred in connection with the development of new products and manufacturing methods are charged to selling, general and administrative expenses as incurred. During the years ended December 31, 2011 and 2010, $-0- and $10,704, respectively, were expensed as research and development costs.

Income taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Basic and diluted net loss per share

Basic loss per share is computed using the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For the years ended December 31, 2010 and 2011, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share

Foreign currency translation

Assets and liabilities of foreign operations are translated from Albanian Leks into United States dollar equivalents using the exchange rates in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates during each period. Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in common shareholders’ equity. Foreign currency transaction gains and losses are included in current earnings.

F-8

Fair Value of Financial Instruments

Financial instruments are recorded at fair value in accordance with the standard for “Fair Value Measurements codified within ASC 820”, which defines fair values, establishes a three level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measurements:

• Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical asset or liabilities in active markets.

• Level 2 – inputs to the valuation methodology include closing prices for similar assets and liabilities in active markets, and inputs that are observable for the assets and liabilities, either directly, for substantially the full term of the financial instruments.

• Level 3 – inputs to the valuation methodology are observable and significant to the fair value.

Recently issued accounting pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant effect on its consolidated financial position or results of operations.

Note 2 - Going concern

As reflected in the accompanying financial statements, the Company has incurred reoccurring losses since inception. This raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Related party transactions

During 2010, shareholders contributed $207,472 for the purchase of machinery. During 2011, shareholders contributed $327,578 for the building built by the Company in Albania.

Note 4 – Value-added taxes receivable

At December 31, 2011, the Company has $86,189 receivable from Tax Authorities for value added tax.

In April 2012, the Company filed for and received a refund of this tax amount from the government of Albania.

Note 5 - Shareholders’ equity

Common stock

The par value per share is 2,605 Albanian Leks, or approximately $25.64.

Sonoro Energy Ltd. received 60,000 common shares from the Company in exchange for Sonoro Energy’s heavy oil technology license as of December 31, 2011.

Albnafta Shpk received 195 shares as of December 31, 2011 in exchange for $117,067 cash contributions as of that date, and no additional shares in 2012.

F-9

Note 6 – Commitments and contingencies

Operating lease

Total rent expense for 2011 and 2010 was $9,209 and $0, respectively.

Note 7 – Income taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2011 and 2010, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $35,000 at 2011, and will expire in the years 2013.

The Company’s net deferred income tax asset as of December 31, 2011 and 2010, after applying the corporate income tax rate in Albania of 10%, are as follows:

	December 31, 2011	December 31, 2010

Nets operating loss carry forward	$3,512	$1,980

Valuation allowance	(3,512)	(1,980)

Total	-	-

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Petrosonic Energy, Inc.

(a Development Stage Company)

Calgary, Canada

We have audited the accompanying balance sheets of Petrosonic Energy, Inc. (a development stage company) (the “Company”) as of December 31, 2011and October 31, 2011 and 2010 and the related statements of operations, shareholders’ deficit, and cash flows for the periods then ended and the period from June 11, 2008 (inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and October 31, 2011 and 2010 and the results of its operations and its cash flows for the periods then ended and the period from June 11, 2008 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered reoccurring losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/MALONEBAILEY, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

October 8, 2012

F-11

PETROSONIC ENERGY, INC.
(Formerly Bearing Mineral Exploration, Inc.)
(A Development Stage Company)
BALANCE SHEETS

	December 31,	October 31,	October 31,
	2011	2011	2010

ASSETS

Current Assets:
Cash	$378	$3,310	$2,340

Total Assets	$378	$3,310	$2,340

LIABILITIES

Current Liabilities:
Accounts payable	4,515	2,175	2,331
Accrued liabilities	2,250	4,500	4,500
Advance from shareholder	42,000	42,000	28,000

Total Liabilities	$48,765	$48,675	34,831

STOCKHOLDERS' DEFICIT

Common Stock
843,750,000 shares authorized, with a $0.001 par value Issued and outstanding: 67,149,000 shares as of December 31, 2011 and October 31, 2011, respectively	$67,149	$67,149	$67,149

Additional Paid-in Capital	(26,136)	(26,136)	(26,136)

Deficit Accumulated During the Development Stage	(89,400)	(86,378)	(73,504)

Total Stockholders' Deficit	(48,387)	(45,365)	(32,491)

Total Liabilities and Stockholders' Deficit	$378	$3,310	$2,340

See accompanying Notes to the Audited Financial Statements

F-12

PETROSONIC ENERGY, INC.
(Formerly Bearing Mineral Exploration, Inc.)
(A Development Stage Company)
STATEMENT OF OPERATIONS

	November 1, 2011	Fiscal Years Ended		For the Period From June 11, 2008 (date of inception)
	Through	October 31,		to December 31,
	December 31,2011	2011	2010	2011

EXPENSES

General and administrative expenses	$3,022	$12,874	$29,259	$89,400
Mineral property costs	-	-	-	-
Total Expenses	3,022	12,874	29,259	89,400

NET LOSS	$(3,022)	$(12,874)	$(29,259)	$(89,400)

LOSS PER SHARE:

Basic and Diluted	$0.00	$0.00	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

Basic and Diluted	67,149,000	67,149,000	67,149,000

See accompanying Notes to the Audited Financial Statements.

F-13

 PETROSONIC ENERGY, INC.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Period from June 11, 2008 (date of inception) to December 31, 2011

	Common Shares		Additional Paid-in	Deficit Accumulated During the Development
	Number	Par Value	Capital	Stage	Total
		$	$	$	$
Balance June 11, 2008 (date of inception)	-	-	-	-	-

Shares issued for cash on June 17, 2008 at $0.00008889 per share	37,125,188	37,125	(33,825)	-	3,300

Shares issued for cash on September 19, 2008 at $0.0008889 per share	29,137,688	29,138	(3,238)	-	25,900

Shares issued for cash on October 6, 2008 at $0.0133339 per share	886,124	886	10,927	-	11,813

Net loss for the year	-	-	-	(11,642)	(11,642)

Balance, October 31, 2008	67,149,000	67,149	(26,136)	(11,642)	29,371

Net loss for the year	-	-	-	(32,603)	(32,603)

Balance, October 31, 2009	67,149,000	67,149	(26,136)	(44,245)	(3,232)

Net loss for the year	-	-	-	(29,259)	(29,259)

Balance, October 31, 2010	67,149,000	67,149	(26,136)	(73,504)	(32,491)

Net loss for the year	-	-	-	(12,874)	(12,874)

Balance, October 31, 2011	67,149,000	67,149	(26,136)	(86,378)	(45,365)

Net loss for period ended December 31, 2011	-	-	-	(3,022)	(3,022)

Balance, December 31, 2011	67,149,000	$67,149	$(26,136)	$(89,400)	$(48,387)

See accompanying Notes to the Audited Financial Statements

F-14

PETROSONIC ENERGY, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	November 1, 2011 through December 31,	For the Years Ended October 31,		For the Period From June 11, 2008 (date of inception)
	2011	2011	2010	to December 31, 2011

CASH FROM OPERATING ACTIVITIES:

Net loss	$(3,022)	$(12,874)	$(29,259)	$(89,400)

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	90	(156)	1,702	6,765
Prepaid expenses	-	-	498	-

Net Cash Provided By (Used In) Operating Activities	(2,932)	(13,030)	(27,059)	(82,635)

CASH FROM FINANCING ACTIVITIES:

Net advances from shareholder	-	14,000	13,000	42,000
Proceeds from issuance of common stock	-	-	-	41,013

Net Cash Provided By (Used In) Financing Activities	-	14,000	13,000	83,013

NET INCREASE (DECREASE) IN CASH	(2,932)	970	(14,059)	378

CASH, BEGINNING	3,310	2,340	16,399	-

CASH, ENDING	$378	$3,310	$2,340	$378

See accompanying Notes to the Audited Financial Statements.

F-15

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Financial Statements December 31, 2011

1.	Nature and Continuance of Operations

Petrosonic Energy, Inc. (“we”, “our” or the “Company”) was incorporated in the state of Nevada on June 11, 2008. The Company is a Development Stage Company, as defined by ASC 915 “Development Stage Entities”. The Company’s principal business plan up to May 2010 was to acquire, explore and develop mineral properties and ultimately seek out earnings by exploiting mineral claims. The Company is now seeking alternative business opportunities and is furthering its business plan.

2.	Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. At December 31, 2011 the Company has limited cash resources and will likely require new financing, either through loans from officers, debt financing, equity offerings or business combinations, to continue the development of its business; however, there can be no assurance that management will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations. As of December 31, 2011, the Company has never generated any revenues and has accumulated losses of $89,400 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

3.	Summary of Significant Accounting Policies

a)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-16

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Financial Statements December 31, 2011

3.	Summary of Significant Accounting Policies (continued)

b)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits.  Management does not believe the Company is exposed to significant credit risk.  Management, as well, does not believe the Company is exposed to significant interest rate and foreign currency fluctuation risks during the period presented in these financial statements. As of December 31, 2011 and October 31, 2011, there are no amounts that exceed the federally insured limits.

c)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduced deferred tax assets to the amount that is believed more likely than not to be realized.

d)	Loss Per Share

The Company computes loss per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

e)	Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

4.	Related Party Transactions

As of December 31, 2011 and October 31, 2011, our President is owed $42,000 for additional working capital. The amount is unsecured, non-interest bearing and due on demand.

F-17

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Financial Statements December 31, 2011

5.	Income Taxes

The Company has incurred net operating losses of $89,400 which expire in fiscal years ended 2023 through 2031. The Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards.  The net deferred tax asset is $13,410 as of December 31, 2011, for which the Company recorded a valuation allowance because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The reconciliation of the benefit for income taxes computed at the U.S. federal statutory rate to the Company’s effective tax rate for the periods ended December 31, 2011 and October 31, 2011 is as follows:

	Period Ended December 31, 2011	Year Ended October 31, 2011
	$	$
Income tax recovery at statutory rate	13,410	12,957
Valuation allowance change	(13,410)	(12,957)

Net deferred tax asset	–	–

6.	Subsequent Events

On May 16, 2012 the Company changed its name to Petrosonic Energy, Inc. to better reflect the Company’s new business direction in anticipation of the purchase of certain rights in technology, assets and common shares owned by Sonoro Energy Ltd. Concurrent with the name change the Company effected a forward stock split on the basis of 11.25:1, whereby each shareholder would hold 11.25 common shares for every one share previously held. The Company’s share transactions disclosed in the financial statements have been restated retroactively to reflect the forward stock split for all periods presented.

On July 27, 2012, the Company acquired certain assets from Sonoro Energy Ltd. including (i) certain technology relating to the treatment and upgrading of heavy oil by sonicated solvent de-asphalting, (ii) 60,000 shares of Petrosonic Albania pursuant to a share purchase agreement and (iii) sonic reactors located in Albania and Richmond, British Columbia and a solvent recovery system located in or around Turin, Italy. In exchange for the assets, the Company agreed to pay to Sonoro the following consideration: (i) $250,000, (ii) a convertible debenture in the principal amount of $250,000 and (iii) a 10% royalty interest in our realized net revenues for a period of 10 years from the time we commence commercial operations, which is defined as the date upon which we process an average of 50 barrels of feed stock per day over a period of 30 consecutive days utilizing the technology acquired. As a result of acquiring the 60,000 shares, the Company acquired controlling interest in Petrosonic Albania Sha. and Petrosonic Albania Sha. became a majority owned subsidiary of the Company. Effective July 27, 2012, the Company’s primary operations consist of utilizing the Assets to develop a business relating to the treatment and upgrading of heavy oil by sonicating solvent de-asphalting and operating the business of Petrosonic Albania Sha. On August 9, 2012, the Company’s Board of Directors approved changing the fiscal year end of the Company from October 31 to December 31 as a result of the acquisition of Petrosonic Albania Sha.

F-18

PETROSONIC ENERGY, INC.

(Formerly Bearing Mineral Exploration, Inc.)

(A Development Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Successor Entity	Predecessor Entity (Albania Only)
	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$148,465	$1,655
Value added taxes receivable	45,557	86,136
Total current assets	194,022	87,791

Property and equipment, net of accumulated depreciation of $0, respectively	613,377	617,924
Intangible asset	50,000	-
Total assets	$857,399	$705,715

LIABILITIES
Current liabilities:
Accounts & interest payable	$63,750	$204,176
Accrued liabilities	12,869	-
Convertible notes payable – related party	450,000	-
Convertible notes payable	165,000	-
Total liabilities	$691,619	$204,176

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, 843,750,000 shares authorized, with a $0.001 par value. Issued and outstanding: 65,329,000 and 60,195 shares as of September 30, 2012 and December 31, 2011, respectively	65,329	1,543,406

Non- Controlling Interest	65,506	-
Additional paid-in capital	300,580	(1,008,356)
Other comprehensive income	47,243	1,607
Deficit accumulated during the development stage	(312,878)	(35,118)
Total stockholders' equity (deficit)	165,780	501,539
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$857,399	$705,715

The accompanying notes are an integral part of these unaudited financial statements.

F-19

PETROSONIC ENERGY, INC.
(Formerly Bearing Mineral Exploration, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Nine Months Ended			Period From Inception
	September 30, 2012			September 30, 2012			To September 30, 2012

	Successor Entity	Predecessor Entity		Successor Entity	Predecessor Entity		Successor Entity	Predecessor Entity

	July 31, 2012	July 1, 2012	Three Months	July 31, 2012	January 1, 2012	Nine Months	July 31, 2012	Inception
	Through	Through	Ended	Through	Through	Ended	Through	Through
	September 30, 2012	July 31, 2012	September 30, 2011	September 30, 2012	July 31, 2012	September 30, 2011	September 30, 2012	July 31, 2012

General & Administrative Expenses	$51,026	$483	$(6,477)	$51,026	$4,751	$14,958	$51,026	$39,869

Net loss from continuing operations	(51,026)	(483)	6,477	(51,026)	(4,751)	(14,958)	(51,026)	(39,869)

Interest Expense	12,869	-	-	12,869	-	-	-	-
Bargain Purchase Gain	(89,553)	-	-	(89,553)	-	-	-	-

Net Income (loss)	$25,658	$(483)	$6,477	$25,658	$(4,751)	$(14,958)	$(51,026)	$(39,869)

Basic and Diluted Loss per Common Share	0.00	(0.00)	0.00	0.00	(0.00)	(0.01)

Basic and Diluted Weighted Average Common Shares Outstanding	64,807,689	2,564,000	2,564,000	64,807,689	2,564,000	2,564,000

The accompanying notes are an integral part of these unaudited financial statements.

F-20

PETROSONIC ENERGY, INC.

(Formerly Bearing Mineral Exploration, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor Entity	Predecessor Entity		Predecessor Entity

	July 31, 2012	January 1, 2012	Nine Months	Inception
	Through	Through	Ended	Through
	September 30, 2012	July 31, 2012	September 30, 2011	July 31, 2012
Cash flows from Operating Activities:
Net loss	$25,658	$(4,751)	$(14,958)	$(39,869)
Adjustments to reconcile net loss to net cash used in operating activities
Bargain purchase gain	(89,553)	-	-	-
Changes in operating assets and liabilities:
Other Assets: VAT receivable	(1,635)	42,227	(81,628)	(43,909)
Accounts Payable and Accrued expenses	41,906	(194,370)	211,151	9,806
Net Cash used in operating activities	(23,624)	(156,894)	114,565	(73,972)

Cash flows from investing activities:
Cash paid for acquisition	(250,000)	-	-	-
Cash received in acquisition	11,524	-	-	-
Cash paid for purchase of property and equipment	(53,945)	-	(492,360)	(622,707)
Net Cash used in investing activities	(292,421)	-	(492,360)	(622,707)

Cash flows from financing activities:
Proceeds from issuance of stock	170,000	-	-	-
Capital contribution by non-controlling interest	(5,104)	164,888	347,579	699,938
Borrowings on debt	250,000	-	-	-
Net cash provided by financing activities	414,896	164,888	347,579	699,938

Other equity	42,491	1,875	32,408	8,265
Net increase in cash	141,342	9,869	2,192	11,524

Cash, beginning	7,123	1,655	146	-
Cash, ending	$148,465	$11,524	$2,338	$11,524
Non Cash Investing and Financing Activities:
Convertible note issued for acquisition	$250,000	$-	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-21

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Unaudited Consolidated Financial Statements September 30, 2012

NOTE 1: Basis of Financial Statement Presentation

The accompanying unaudited consolidated interim financial statements of Petrosonic Energy, Inc. (formerly Bearing Mineral Exploration, Inc.) (‘we”, “our” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the Company’s audited financial statements, the audited financial statements of Petrosonic Albania Sha. and the notes thereto, for the transition period from November 1, 2011 to December 31, 2011 filed with the SEC on Form 10-K/T. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period ended December 31, 2011, as reported in the Form 10-K/T, have been omitted.

NOTE 2: Purchase of Petrosonic Albania Sha.

On July 27, 2012, the Company acquired certain assets from Sonoro Energy Ltd. including (i) certain technology relating to the treatment and upgrading of heavy oil by sonicated solvent de-asphalting, (ii) 60,000 shares (89% holding) of Petrosonic Albania Sha. pursuant to a share purchase agreement and (iii) sonic reactors located in Albania and Richmond, British Columbia and a solvent recovery system located in or around Turin, Italy. In exchange for the assets, the Company agreed to pay to Sonoro the following consideration: (i) CAD$250,000, (ii) a convertible debenture in the principal amount of CAD$250,000 and (iii) a 10% royalty interest in our realized net revenues for a period of 10 years from the time we commence commercial operations, which is defined as the date upon which we process an average of 50 barrels of feed stock per day over a period of 30 consecutive days utilizing the technology acquired. The fair value allocation is CAD$250,000 for the 89% interest of Petrosonic Albania Sha., CAD$200,000 for the equipment and CAD$50,000 for the technology. Effective July 27, 2012 the Company’s primary operations consist of utilizing the assets to develop a business relating to the treatment and upgrading of heavy oil by sonicating solvent de-asphalting and operating the business of Petrosonic Albania Sha.

Immediately before the sale, Sonoro Energy Ltd.'s ownership of Petrosonic Albania Sha. was 89%; thus, there is a reclassification of $30,899 or 11% from additional paid in capital to non-controlling interest representing the extrapolated fair value of the entity based on the CAD$250,000 fair value of the 89% interest.

The Purchase and Sale is accounted for using the purchase method. As a result of the merger, Petrosonic Albania Sha. became a majority owned subsidiary of the Company. The assets and liabilities of the acquired entity have been brought forward at their fair value.

F-22

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Unaudited Consolidated Financial Statements September 30, 2012

NOTE 2: Purchase of Petrosonic Albania Sha. (continued)

A summary of the purchase price consideration and related purchase price allocation are shown below:

Purchase Price
Cash at closing	250,000
Convertible Note Payable	250,000
Total Purchase Price	500,000

Purchase Price Allocation
Cash	11,524
Accounts Receivable	43,909
Equipment	609,432
Accounts Payable	(9,806)
Non-Controlling Interest	(65,506)
589,553
Bargain Purchase Gain	(89,553)
Total Purchase Price	500,000

NOTE 3: Going Concern

At September 30, 2012, the Company has an accumulated deficit. As such, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have sufficient working capital for its planned activities, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the company as a going concern is dependent upon obtaining additional working capital. The management of the Company has developed a strategy, which it believes will accomplish this objective through short-term loans from related parties and additional equity investments, which will enable the Company to continue operations for the coming year. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: Related Party Transactions

During the nine months ended September 30, 2012, $42,000 was repaid to our former President for funds previously advanced to the Company for additional working capital.

F-23

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Unaudited Consolidated Financial Statements September 30, 2012

NOTE 4: Related Party Transactions (continued)

On June 11, 2012, we borrowed $195,100 from our President under a convertible debenture with a face value of CAD$200,000. The convertible debenture matures June 11, 2013 and bears interest at 10%. At any time prior to the Maturity Date, if we complete an equity or convertible debenture financing yielding aggregate proceeds of at least $500,000, our President may elect to convert the debenture in whole or in part into common shares at the same price any shares are sold, or in the case of a convertible debenture, the price of the shares issuable upon conversion. The Company evaluated the convertible note for derivatives noting that as the conversion price cannot be determined until $500,000 in financing has been raised; the derivative liability cannot be determined as of September 30, 2012.

On July 27, 2012, pursuant to the terms of the Purchase Agreement, in exchange for the Assets, we issued to Sonoro Energy Ltd. a convertible debenture for CAD$250,000. The Debenture has a term of two years and is non-interest bearing. At any time after we have completed an equity or convertible debenture financing yielding aggregate proceeds of at least $500,000, the Debenture is convertible at the holder’s option into shares of our common stock. The conversion price of the Debenture will be equal to the price per share of the shares sold in the Qualified Financing or the conversion price of the shares issuable upon conversion of the convertible debentures sold in the Qualified Financing. As of September 30, 2012, the Qualified Financing had not occurred, as such no derivative liability was determined.

NOTE 5: Capital Stock

On April 17, 2012, the Company issued 20,000,003 common shares valued at $160,000 to Art Agolli in exchange for all of his interest in a letter of intent with Sonoro Energy Ltd.

On April 18, 2012, concurrent with his resignation as a director of the Company, Gerhard Schlombs surrendered 22,500,000 common shares. No compensation was paid to Mr. Schlombs for the cancellation of his shares.

On May 16, 2012 the Company effected a forward stock split on the basis of 11.25:1, whereby each shareholder would hold 11.25 common shares for every one share previously held. The Company’s share transactions disclosed in the financial statements have been restated retroactively to reflect the forward stock split for all periods presented.

During the quarter ended September 30, 2012, the Company sold 680,000 common shares and 680,000 warrants exercisable to purchase one half (1/2) of one share of common stock at an exercise price of $0.50 per share, exercisable over one year from the purchase date. Gross proceeds received by the Company were $170,000.

NOTE 6: Convertible Notes Payable

During the nine months ended September 30, 2012, we have borrowed $163,775 ($165,000 face value) under several Convertible Debentures totaling to that amount. The debentures bear interest at 10% per annum and mature one year from the issuance date. Until the due date, the holder(s) may elect to convert the debenture in whole or in part into common shares at the price of any aggregate financing exceeding $500,000 less a discount of 25% per share. The Company evaluated the convertible note for derivatives noting that as the conversion price cannot be determined until $500,000 in financing has been raised; the derivative liability cannot be determined as of September 30, 2012.

F-24

Petrosonic Energy, Inc. (Formerly Bearing Mineral Exploration, Inc.) (A Development Stage Company) Notes to the Unaudited Consolidated Financial Statements September 30, 2012

NOTE 7: Restatement

Certain prior interim period amounts have been restated to conform with the current consolidated interim period presentation.

F-25